Exhibit 10.1

Portions of this Exhibit have been omitted.
Omitted portions are not material and are private or confidential.

Execution Version

POINT BEACH NUCLEAR PLANT
POWER PURCHASE AGREEMENT
BETWEEN
NEXTERA ENERGY POINT BEACH, LLC
AND
WISCONSIN ELECTRIC POWER COMPANY
DATED AS OF AUGUST 14, 2026

POWER PURCHASE AGREEMENT
TABLE OF CONTENTS

ARTICLE I: DEFINITIONS		2
1.1.	Defined Terms	2
1.2.	Rules of Interpretation	16
1.3.	Accounting Terms	17
1.4.	Legal Representation	17

ARTICLE II: PURCHASE OF CAPACITY, ENERGY, ANCILLARY SERVICES,
AND ENVIRONMENTAL ATTRIBUTES		17
2.1.	Capacity Sale and Purchase	17
2.2.	Energy Sale and Purchase	18
2.3.	Ancillary Services and Environmental Attributes	18
2.4.	Replacement Energy	19
2.5.	Financial Transmission Rights	20
2.6.	Title and Risk of Loss	20
2.7.	Delivery Point	20
2.8.	Capacity Accreditation	21
2.9.	Uprates	21
2.10.	[Reserved]	22
2.11.	Reactive Power	22
2.12.	Station Service	22
2.13.	CT and Solar Field Capacity	23

ARTICLE III: PAYMENTS		23
3.1.	Purchase Payments	23
3.2.	Peak Adjustment Payment	23

ARTICLE IV: SCHEDULING		24
4.1.	Scheduling	24
4.2.	Failure to Schedule	24

ARTICLE V: MAINTENANCE AND OPERATION		25
5.1.	Scheduled Maintenance	25
5.2.	Derate Notices	26
5.3.	Operation	26

ARTICLE VI: METERING		29
6.1.	Metering	29

ARTICLE VII: BILLING AND PAYMENT		30
7.1.	Billing and Payment	30

ARTICLE VIII: PERFORMANCE SECURITY		31
8.1.	Seller Performance Security	31
8.2.	Buyer Performance Security	31
8.3.	Draws; Replenishments; Return	32
i

8.4.	Reporting	32

ARTICLE IX: FORCE MAJEURE		33
9.1.	Conditions of Excuse for Seller	33
9.2.	Conditions of Excuse for Buyer	33
9.3.	Burden of Proof	33
9.4.	Payment and Security Obligations Not Excused	34
9.5.	Time Limits	34
9.6.	Deadline Extended	34

ARTICLE X: EVENTS OF DEFAULT; REMEDIES		34
10.1.	List of Events of Default	34
10.2.	Remedies	36
10.3.	Rights of Specific Performance	37
10.4.	Limitation of Liability	37
10.5.	Disclaimer of Warranties	38

ARTICLE XI: REPRESENTATIONS, WARRANTIES AND COVENANTS		38
11.1.	Representations and Warranties of Buyer	38
11.2.	Representations and Warranties of Seller	39
11.3.	Covenants of Seller	40
11.4.	Covenants of Parties Relating to Regulatory Matters	40
11.5.	Buyer Approval	41

ARTICLE XII: INDEMNITY		41
12.1.	Indemnification By Seller	41
12.2.	Indemnification by Buyer	41
12.3.	Joint Negligence	42
12.4.	Responsibility for Employees	42
12.5.	Notice and Participation	42
12.6.	Payment of Indemnification Claims	43
12.7.	Survival of Obligation	43

ARTICLE XIII: TERM		43
13.1.	Term and Conditions Precedent	43
13.2.	Termination	44
13.3.	Effect of Termination	44

ARTICLE XIV: ADMINISTRATIVE COMMITTEE		45
14.1.	Purpose	45
14.2.	Meetings	45
14.3.	Functions	45
14.4.	Expenses	46

ARTICLE XV: NOTICES		46
15.1.	Notices in Writing	46
15.2.	Date of Notification	47

15.3.	Oral Notice in Emergency	47

ARTICLE XVI: CONFIDENTIALITY		47
16.1.	Confidentiality	47
16.2.	Survival of Confidentiality	48

ARTICLE XVII: INSURANCE		48
17.1.	Coverage and Amounts of Seller	48
17.2.	Insurance Certificates	50
17.3.	Coverage For Full Term	50

ARTICLE XVIII: ASSIGNMENT		50
18.1.	Binding Effect	50
18.2.	Assignment	50
18.3.	Permitted Transfer	50

ARTICLE XIX: DISPUTE RESOLUTION		52
19.1.	General Provisions	52
19.2.	Negotiation	52
19.3.	Binding Upon Parties	53
19.4.	Continued Performance	53

ARTICLE XX: COMPLIANCE WITH LAWS; TAXES		53
20.1.	Compliance with Laws	53
20.2.	Mobile-Sierra	53
20.3.	Taxes and Other Charges	54

ARTICLE XXI: CHANGE IN LAW		54
21.1.	Change in Law	54
21.2.	Environmental Attributes	55
21.3.	MISO Changes	55

ARTICLE XXII: MISCELLANEOUS		55
22.1.	Recording Telephone Conversations	55
22.2.	Governing Law	56
22.3.	Entire Agreement; Amendment	57
22.4.	No Implied Waiver	57
22.5.	Severability	57
22.6.	No Exclusivity/Dedication of Assets	57
22.7.	Expenses	57
22.8.	Counterparts	58
22.9.	Survival	58
22.10.	Individual Responsibility	58
22.11.	No Duty To Third Parties	58
22.12.	Forward Contract	58
22.13.	Press Releases	59

Exhibits

Exhibit A	Delivered Energy Charges
Exhibit B	Capacity and Capacity Testing Procedures
Exhibit C	Delivered Energy Charge Shaping Factor
Exhibit D	Diagram of Metering Devices
Exhibit E	Form of Seller’s Guaranty
Exhibit F	Form of Letter of Credit
Exhibit G	Peak Adjustment Payment
Exhibit H	Scheduling Provisions
Exhibit I	MISO Business Practice Manual
Exhibit J	Replacement Energy Provisions
Exhibit K	Performance Tests

POWER PURCHASE AGREEMENT

This POWER PURCHASE AGREEMENT is made and entered into as of August 14, 2026 (the “Execution Date”), by and between NEXTERA ENERGY POINT BEACH, LLC, a Wisconsin limited liability company (“Seller”), and WISCONSIN ELECTRIC POWER COMPANY, a Wisconsin corporation (“Buyer”) (hereinafter the parties hereto are sometimes referred to collectively as the “Parties,” or individually as a “Party” and shall become effective as of the Unit 1 Commencement Date (as defined herein) (the “Effective Date”) (except that Article IX, Sections 11.1 and 11.2, 11.4, 11.5, 13.2(a), 13.2(b), Article XIX, Section 21.1, Article XVI, Article XVIII, Article XXII, and defined terms relevant to the foregoing, shall become effective as of the Execution Date).

W I T N E S S E T H:

WHEREAS, Buyer is a public utility which operates a system for generation and distribution of electric power in the States of Wisconsin and Michigan;

WHEREAS, as of the Execution Date, Seller wholly owns the Point Beach Nuclear Plant, a nuclear-powered electric generating facility consisting of two generating units and facilities, equipment, supplies and improvements (including the CT) located in Two Rivers, Wisconsin, NRC Operating License Nos. Unit 1 – DPR 24 and Unit 2 – DPR 27 (such licenses, the “NRC Operating Licenses,” and the Point Beach Nuclear Plant and the assets its comprises, “Point Beach”), and certain facilities and other assets associated therewith and ancillary thereto, in accordance with the NRC Licenses;

WHEREAS, Seller and Buyer are currently parties to that certain Power Purchase Agreement, dated as of December 19, 2006 (as amended, modified, supplemented or otherwise varied from time to time, the “Existing PPA”), pursuant to which Buyer acquires capacity, energy and all associated ancillary services of Point Beach from Seller throughout the current terms set forth in the NRC Operating Licenses (namely, through October 5, 2030, for Unit 1 and March 8, 2033 for Unit 2);

WHEREAS, under the Existing PPA, sales by Seller to Buyer of capacity, energy, and all associated ancillary services of Unit 1 at Point Beach terminate as of October 5, 2030, and sales by Seller to Buyer of capacity, energy, and ancillary services of Unit 2 at Point Beach terminate as of March 8, 2033;

WHEREAS, Seller has been granted further twenty (20) year renewals of the NRC Operating Licenses;

WHEREAS, in connection with such renewals of the NRC Operating Licenses, Buyer desires to purchase, and Seller desires to sell, under this Agreement rights related to eighty-six percent (86%) of the Capacity, Energy, and all associated Ancillary Services and Environmental Attributes (as such terms are defined herein) produced by (i) Unit 1 following the Unit 1 Commencement Date; and (ii) Unit 2 following the Unit 2 Commencement Date, respectively, on the terms, and subject to the conditions, set forth below; and

WHEREAS, WPPI Energy, a Wisconsin municipal electric company, is entitled to purchase rights relating to the Capacity, Energy, and all associated Ancillary Services and Environmental Attributes (as such terms are defined herein) produced by Unit 1 and Unit 2 not purchased by Buyer hereunder.

NOW, THEREFORE, in consideration of the recitals and the mutual promises, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I: DEFINITIONS

1.1. Defined Terms

As used in this Agreement, the following terms shall have the following meanings:

“Accredited Capacity” means capacity as measured by applicable MISO rules (including those with respect to “Installed Capacity,” as defined by MISO), including the following to the extent applicable, capacity that (a) meets the resource adequacy requirements in Module E of the MISO Tariff (“Module E”) for Buyer’s Network Load, a portion of which may include capacity that satisfies the requirement for a Capacity Resource for Buyer’s Network Load and (b) is measured in accordance with the MISO Business Practice Manual.

“Acknowledgement” or “Acknowledged” means Buyer shall deliver to Seller an electronic acknowledgement within twenty-four (24) hours of receipt by Buyer of Seller’s Stable Energy Notice or Ramp Notice. For the avoidance of doubt, (i) the affected Unit shall be deemed to have achieved a Stable Level at the start of the Hour Ending (HE) clock-hour within which a Stable Energy Notice was delivered by Seller to Buyer regardless of whether an Acknowledgement was delivered to Seller by Buyer, and (ii) Buyer will be deemed to have Acknowledged a Stable Energy Notice or Ramp Notice if such notice is properly delivered pursuant to this Agreement and Buyer fails to deliver an Acknowledgement thereof to Seller within twenty-four (24) hours of receipt of such notice.

“Administrative Committee” has the meaning set forth in Article XIV: .

“Affiliate” has the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934.

“Agreement” means this Power Purchase Agreement entered into by Seller and Buyer, including all Attachments, Exhibits, and Schedules hereto.

“Ancillary Services” means those services that during the Term are necessary to support the transmission of electric capacity and energy, or support the generation or transmission of Energy from the Facilities, as applicable, while maintaining reliable operation of the transmission system, associated with or otherwise corresponding to the Capacity of the Facilities, as applicable, and/or output of Energy at such time, which Ancillary Services shall include Reactive Power and frequency response service. Seller shall not have to incur any incremental costs in connection with the delivery of Ancillary Services to Buyer in excess of the amount available in the Seller Contingency Tranche; Buyer shall pay all such incremental costs.

“Associate” means, with respect to any Party, any officer, director, trustee, fiduciary, employee, agent, representative, contractor or subcontractor of such Party and any shareholder, partner, member or other owner of such Party.

“ATC” means the American Transmission Company LLC.

“Authorization” means any license, permit, approval, consent, filing, waiver, exemption, variance, clearance, entitlement, allowance, franchise or other authorization, whether corporate, governmental, regulatory or otherwise.

“Balancing Authority Function” means the operating authority that maintains the load resource balancing and reliability for the balancing authority area in which the Facilities are located and includes Local Balancing Authorities as defined in the MISO Tariff.

“Billing Cycle” means each calendar month during the Term and any partial calendar month at the beginning or end of the Term.

“Business Day” means any day other than Saturday, Sunday, or any NERC holiday or any other day on which banking institutions in the State of Wisconsin or the State of Florida are authorized by Law or by the order, direction, or decree of any Governing Authority to be closed.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Approval” has the meaning set forth in Section 11.5.

“Buyer Approval Date” has the meaning set forth in Section 11.5.

“Buyer Performance Security” means any performance security that may be required to be posted by Buyer pursuant to Section 8.2.

“Buyer’s Capacity Amount” means, for any given time, Buyer’s Product Share of Capacity of the Facilities, as further set forth and described in Section 2.1 and Exhibit B.

“Buyer’s Guarantor” means a Person that, at the time of the execution and delivery of any guaranty issued pursuant to Section 8.2, is a direct or indirect owner of Buyer and (a) has an Investment Grade Credit Rating and a consolidated Net Worth of at least five hundred million dollars ($500,000,000.00); or (b) is reasonably acceptable to Seller as having a verifiable creditworthiness and Net Worth sufficient to secure Buyer’s Guarantor’s obligations under any guaranty issued pursuant to Section 8.2.

“Buyer’s Guaranty” has the meaning set forth in Section 8.2.

“Buyer’s Product Share” means eighty-six percent (86%).

“Calendar Year” means a twelve-month period beginning January 1 and ending December 31.

“Capacity” means, on or as of any date of determination with respect to any of the Facilities, such Facility’s capability to generate a specific amount of electrical energy at a given point in time, which capability shall be measured by Performance Tests in accordance with this Agreement and set forth from time to time in Exhibit B.

“Capacity Resource” has the meaning set forth in the MISO Tariff.

“Change in Control” means any one or more of the following events that occurs with respect to Seller, or with respect to any Person which is a direct or indirect owner of a majority of the ownership interests in Seller: (i) a transfer of a majority of the ownership interests in Seller or such Person; (ii) a change in the general partner of any such Person; (iii) any consolidation or merger of Seller or any such Person in which Seller or such Person, as the case may be, is not the continuing or surviving entity, other than a consolidation or merger of a Person in which the holders of such Person's ownership interests immediately before the consolidation or merger shall, upon consummation of the consolidation or merger, own at least 50% of the equity of the surviving entity; or (iv) any other event or circumstance in which "control" (as defined in Rule 12b-2 under the Securities Exchange Act of 1934) of Seller or of any such Person is transferred to another Person.

“Change in Law” has the meaning set forth in Section 21.1.

“Claims” means all third-party claims or actions, threatened or filed and, whether groundless, false, fraudulent or otherwise, that directly or indirectly relate to the subject matter of an indemnity, and the resulting losses, damages, expenses, reasonable attorneys’ fees and court costs.

“Communications Protocol” has the meaning set forth in Section 5.3(b)(i).

“Confidential Information” means all confidential information concerning the business, strategies, operations, financial affairs, trade secrets, intellectual property, organizational and personnel matters, policies, procedures and other proprietary non-public matters related to the Parties or Point Beach, including the terms and conditions of this Agreement, or any WEPCO Power Purchase Agreement.

“CPNode” means the commercial pricing nodes established by the Transmission Provider for both Unit 1 and Unit 2 (as of the Effective Date, such nodes are WEC.PTBHGBl (for Unit 1) and WEC.PTBHGB2 (for Unit 2)); provided, that if this Agreement only applies to one Unit, then the CPNode shall be the applicable commercial pricing node for such Unit.

“Credit Rating” means, with respect to an entity, the rating assigned to such entity’s unsecured, senior long-term debt obligations (not supported by third party credit enhancements) by Moody’s or S&P or, in the event such rating is not assigned, then the issuer rating assigned by S&P or Moody’s with respect to such entity.

“CT” means the existing No. 2 fuel oil-fired combustion turbine generator located at the Facilities site.

“Defaulting Party” has the meaning set forth in Section 10.1.

“Delivered Energy” means, for any period of time, the sum of the Net Energy Output plus Replacement Energy delivered to the Delivery Point and confirmed by Buyer in accordance with the scheduling provisions in Exhibit H, part (b)(iii).

“Delivered Energy Charge” has the meaning set forth in Section 3.1(a).

“Delivered Energy Payment” has the meaning set forth in Section 3.1(a).

“Delivery Period” means the period commencing on the earlier of: (i) the commencement date of the Delivery Period – Unit 1, and (ii) the commencement date of the Delivery Period – Unit 2; and continuing through the later of: (x) the Unit 1 Termination Date, and (y) the Unit 2 Termination Date.

“Delivery Period – Unit 1” means the period commencing on 0000 hours EST on the Unit 1 Commencement Date and ending on 2400 hours EST on the Unit 1 Termination Date.

“Delivery Period – Unit 2” means the period commencing on 0000 hours EST on the Unit 2 Commencement Date and ending on 2400 hours EST on the Unit 2 Termination Date.

“Delivery Point” has the meaning set forth in Section 2.7.

“Derate” means, with respect to a given Unit, an event or condition which causes the Net Energy Output of such Unit to be less than [ ] of the associated Buyer’s Capacity Amount, or causes the MISO FinSched to be less than [ ] of the associated Buyer’s Capacity Amount attributable to such Unit, unless such event or condition resulting in a reduction in the MISO FinSched was agreed to by Buyer, excluding any ramp up or ramp down of the Facilities associated with Seller’s nuclear fuel management procedures scheduled in accordance with Section 5.1.

“Derate Notice” has the meaning set forth in Section 5.2.

“Designated Network Resource” or “DNR” means a resource deliverable to the Buyer’s Network Load designated as a “Network Resource” as defined under the applicable MISO Tariff and related documents. The term DNR shall apply to the Facilities and to the resource selected by Seller, and accepted by MISO as a WEPCO Designated Network Resource.

“Dispatch Authority Function” means the Buyer’s Power Operations group in its Power Generation department or such other group or department of Buyer as Buyer may designate by written notice to Seller from time to time.

“Dispute” means any controversy, claim or dispute of whatsoever nature, arising out of or relating to this Agreement or the making, validity, execution, performance, discharge, termination, or breach hereof.

“Dispute Resolution Procedures” means the dispute resolution procedures for Disputes set forth in Article XIX: .

“Early Termination Date” has the meaning set forth in Section 10.2.

“Effective Date” has the meaning set forth in the Preamble.

“Electric Reliability Organization” or “ERO” has the meaning set forth in 18 C.F.R. § 39.1.

“Energy” means electric energy expressed in MWh.

“Environmental Attributes” means those attributes (such as RECs) that may be available under applicable or future Law relating to avoided NOx, SOx, CO2, or other greenhouse gas emissions. Environmental Attributes do not include any Tax attributes including, without limitation, the PTC or any other state, local and/or federal production tax credit (including the PTC and the Nuclear PTC), tax deduction, and/or investment tax credit (including the ITC) specific to the production of renewable or other low-intensity carbon energy and/or investments in renewable or other low-intensity carbon energy facilities, or certain other tax incentives existing now or in the future associated with the construction, ownership or operation of the Facilities. While Buyer will receive Environmental Attributes to the extent provided by this Agreement, Buyer will pay all incremental costs, if any, with respect to issuance of the Environmental Attributes in excess of the amount available in the Seller Contingency Tranche.

“EST” or “Eastern Standard Time” means, with respect to any particular time in question, Eastern Standard Time.

“Event of Default” has the meaning set forth in Section 10.1.

“Execution Date” has the meaning set forth in the Preamble.

“Existing PPA” has the meaning set forth in the Recitals.

“Facilities” means Point Beach (including Unit 1 and Unit 2) but excluding (a) any Uprate not accepted by Buyer pursuant to the Existing PPA or Section 2.9 and (b) the CT, the Solar Field, and any other new ancillary generation facilities added; provided, that, (i) after the Unit 1 Termination Date (if prior to the Unit 2 Termination Date), the term “Facilities” shall exclude Unit 1 for the remainder of the Term of this Agreement, and (ii) after the Unit 2 Termination Date (if prior to the Unit 1 Termination Date), the term “Facilities” shall exclude Unit 2 for the remainder of the Term of this Agreement.

“FASB” means the Financial Accounting Standards Board.

“FERC” means the Federal Energy Regulatory Commission.

“Financial Bilateral Transaction” has the meaning ascribed to such term by the Transmission Provider in the applicable MISO Tariff or related documents, as such relevant meaning or relevant term may be modified from time to time.

“Force Majeure” means any cause or occurrence beyond the reasonable control of and without the fault or negligence of the affected Party which causes such Party to be unable to, or otherwise materially impairs its ability to, perform its obligations hereunder and which by the exercise of reasonable foresight such Party could not have been reasonably expected to avoid and could not have been prevented or avoided by such Party through the exercise of reasonable diligence. Subject to the foregoing, such causes or occurrences may include any acts of God; acts of the public enemy; wars; blockades; insurrections; riots; epidemics; landslides; lightning; earthquakes; fires; storms; floods; washouts; civil disturbances; strikes, lockouts, work stoppages or other labor actions that affect the U.S. electric generation or utility industry as a whole, including operation of the Facilities; shutdowns or reductions in the Facilities’ output or capabilities required, caused by, or related to directives, orders or requirements of the NRC or any other Governing Authority that affect the U.S. nuclear generation industry as a whole; Seller’s inability to obtain fuel supply for the Facilities; a Change in Law and any other cause, whether of the kind herein enumerated or otherwise, which, despite all reasonable efforts of such Party to prevent or mitigate its effects, prevents or delays the performance of a Party, or prevents the obtaining of the benefits of performance by the other Party, and is not within the control of the Party claiming excuse. The following acts, events or causes shall in no event constitute an event of Force Majeure: (i) any lack of profitability to a Party or any losses incurred by a Party or any other financial consideration of a Party; (ii) unavailability of funds or financing; (iii) an event caused by conditions of national or local economics or markets; (iv) any failure of equipment which is not itself directly caused by an event which would otherwise independently constitute a Force Majeure; (v) strikes, lockouts, work stoppages or other labor actions that affect the operation of the Facilities but do not affect the U.S. electric generation or utility industry as a whole; (vi) changes in market conditions that affect the cost or availability of equipment, materials, supplies or services, including the cost of power from resources other than the Facilities, but this exclusion (vi) shall not be deemed to include change in market conditions with respect to the fuel supply for the Facilities; (vii) failures of third parties, unless such failures are caused by an event which would otherwise constitute a Force Majeure event hereunder, if experienced by a Party and the Party claiming Force Majeure is relying on such third party in order to discharge any of such Party’s duties or obligations hereunder; (viii) climatic temperature and humidity conditions; and (ix) shutdowns or reductions in the Facilities’ output or capabilities required, caused by, or related to, directives, orders or requirements of the NRC or any other Governing Authority that do not apply to the U.S. nuclear electric generation industry as a whole. The curtailment, unavailability or interruption of transmission service shall not constitute a Force Majeure event unless MISO directs the curtailment or interruption of transmission service overall, or substantially all, of the transmission system owned and/or controlled by the Transmission Owner in the State of Wisconsin.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied, except as to consistency for mandated changes imposed by appropriate accountancy administrative bodies (including the FASB) or regulatory authorities.

“Generation Offer” has the meaning ascribed to such term by MISO in the applicable MISO Tariff or related documents, as such relevant meaning or relevant term may be modified from time to time.

“Governing Authority” means the federal government of the United States, and any state, county or local government, and any regulatory department, body, political subdivision, commission, bureau, administration, agency, instrumentality, ministry, court, judicial or administrative body, taxing authority, or other authority of any of the foregoing (including, without limitation, any corporation or other entity owned or controlled by any of the foregoing), PSCW, MISO, ERO, NRC, any other regional reliability council, the Transmission Provider and any other regional transmission organization, in each case having jurisdiction over any or all of the Parties, the Facilities or the Transmission Provider’s transmission system, whether acting under express or delegated authority.

“Gross Receipts Tax” means the tax imposed by the State of Wisconsin pursuant to Sections 76.28 and 76.29 of the Wisconsin Statutes as amended.

“Gross Receipts Tax Payment” has the meaning set forth in Section 20.3(d).

“Indemnified Party” has the meaning set forth in Section 12.5.

“Indemnifying Party” has the meaning set forth in Section 12.5.

“Insufficient Credit Status” means, as to Buyer or Seller, or if Buyer is providing collateral in the form of a guaranty, the Buyer’s Guarantor, or if Seller is providing collateral in the form of a guaranty, Seller’s Guarantor, that: (a) such Person does not have a Credit Rating or such Person’s Credit Rating is not Investment Grade or is determined by either Moody’s or S&P to not be Investment Grade; or (b) the maturity of any indebtedness of such Person which in the aggregate exceeds one hundred million dollars ($100,000,000) or five percent (5%) of the shareholders’ equity of such Person, whichever is less, is accelerated by the holder or holders thereof as a result of a default thereunder, or such holders have the right to accelerate such indebtedness (without regard to any requirements relating to notice, the passage of time or both) as a result of a payment default or a default with respect to a failure by Buyer or Seller (or Buyer’s Guarantor or Seller’s Guarantor), as applicable, to comply with a financial covenant.

“Interconnection Agreement” means the Generation Transmission Interconnection Agreement by and among Seller, ATC, and MISO dated as of July 12, 2010, as amended and restated on October 10, 2011, and as further revised on November 6, 2018.

“Investment Grade” means a Credit Rating of at least BBB- by S&P and Baa3 by Moody’s; provided, that if an entity is rated by only S&P or Moody’s, as applicable, then such Credit Rating shall be at least the rating stated above by S&P or Moody’s, as applicable. In the event that a Credit Rating from one of S&P or Moody’s is at or above Investment Grade and the Credit Rating from the other rating agency is below Investment Grade with respect to a Person or its obligations, then such Person and its obligations shall not be considered to have an Investment Grade Credit Rating.

“ITC” means the investment tax credit established pursuant to Section 48 or Section 48E of the Internal Revenue Code, as such law may be amended or superseded.

“Law” means any federal, state and local laws, statutes, regulations, rules, codes, orders, judgments, decrees or ordinances enacted, adopted, issued or promulgated by any Governing Authority, including any Authorizations issued to a Party or by which a Party or the Facilities may be bound (including any of the foregoing pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or any published directive, guideline, requirement or other governmental restriction which has the force of law or any determination by, or interpretation of, any of the foregoing by any Governing Authority, binding on a given Person in a relevant jurisdiction.

“Letter of Credit” means an irrevocable standby letter of credit, substantially in the form attached hereto as Exhibit F and which (i) is issued by a U.S. commercial bank or the U.S. branch of a foreign bank with total assets of at least ten billion dollars ($10,000,000,000) having a Credit Rating of A- or higher by S&P or A3 or higher by Moody’s; and (ii) permits presentation for drawing at a bank located in Milwaukee, Wisconsin.

“LMP” means the “Locational Marginal Price” at the relevant CPNode for the relevant hour(s) and day(s) for the MISO Day-Ahead Market or MISO Real-Time Market, as applicable, as posted by MISO.

“Maintenance Schedule” has the meaning set forth in Section 5.1(a).

“Medical Isotopes Project” means any project pursuant to which medical isotopes are or are intended to be produced by inserting target material into a nuclear reactor at Point Beach, including all work, equipment, assets, materials, third party business interests, and other revenue that is primarily related to any such project.

“Metering Devices” has the meaning set forth in Section 6.1(a).

“MISO” means the Midcontinent Independent System Operator, Inc.

“MISO Business Practices Manual” means the applicable MISO Business Practices Manual as published by MISO and updated from time to time.

“MISO Day-Ahead Market” means the Day-Ahead Energy and Operating Reserve Market as defined in the applicable MISO Tariff, or successor term referring to MISO’s centralized forward market for sales and purchases of energy and related products.

“MISO FinSched” means a Financial Bilateral Transaction for a given Operating Day that is subsequently settled in the MISO Day Ahead Market with a source point and delivery point at the CPNode and the sink point at WEC.S.

“MISO FinSched Energy” means the quantity of MWh Scheduled on MISO FinScheds for a given Operating Day.

“MISO Market” means the MISO Real-Time Market or the MISO Day-Ahead Market.

“MISO Market Time” means Eastern Standard Time or as otherwise set forth in the MISO Tariff.

“MISO Real-Time Market” means the Real-Time Energy and Operating Reserve Market as defined in the applicable MISO Tariff, or successor term referring to MISO’s centralized market for energy sales and purchases during an Operating Day.

“MISO Tariff” means the “Open Access Transmission, Energy and Operating Reserve Markets Tariff for the Midwest Independent System Operator, Inc.” or any successor tariff adopted by MISO, or tariff of a successor to MISO, and any related procedures or rules published by MISO, including the “Business Practice Manual” related thereto.

“Module E” has the meaning set forth in the definition of Accredited Capacity.

“Moody’s” means Moody’s Investor Services, Inc.

“MW” means a megawatt.

“MWh” means megawatt-hours.

“NEER” or “NextEra” means NextEra Energy Resources, LLC.

“NEIL” means Nuclear Electric Insurance Limited.

“NEPB” means NextEra Energy Point Beach, LLC.

“NERC” means the North American Electric Reliability Council.

“Net Energy Output” means, for any hour during a Billing Cycle and with respect to the applicable Unit, (a) if the applicable Unit is operating, total Energy output of the applicable Unit as measured at the Delivery Point (in MWh), which shall be net of Station Service Load calculated at the applicable Metering Devices, multiplied by a fraction, the numerator of which is the Capacity of the applicable Unit and the denominator of which is the sum of (i) the Capacity of the applicable Unit and (ii) the Capacity of any Uprate with respect to the applicable Unit not accepted by Buyer pursuant to the Existing PPA or Section 2.9 (provided that Net Energy Output can in no event be less than zero), or (b) if the applicable Unit is not operating, zero MWh with respect to such Unit.

“Net Energy Output – Unit 1” means the Net Energy Output produced by Unit 1.

“Net Energy Output – Unit 2” means the Net Energy Output produced by Unit 2.

“Net Worth” means the dollar value calculated by subtracting liabilities from total assets (excluding goodwill and other intangible assets described in FASB Statement 142) as such terms are determined in accordance with GAAP.

“Network Load” has the meaning set forth in the MISO Tariff.

“Non-Defaulting Party” has the meaning set forth in Section 10.1.

“Notice Time” means the time no later than two (2) hours prior to the deadline for submission to MISO of Generation Offers for the next Operating Day.

“NRC” means the United States Nuclear Regulatory Commission.

“NRC Operating Licenses” has the meaning set forth in the Recitals.

“Nuclear PTC” means the production tax credit established pursuant to Section 45J or 45U of the Internal Revenue Code, as such law may be amended or superseded.

“Off-Peak” means all hours that are not On-Peak hours.

“On-Peak” means the hours from 0700 EST through and including the hour ending 2200 EST, Monday through Friday, excluding NERC holidays.

“Operating Contact” has the meaning set forth in Section 14.1.

“Operating Day” has the meaning ascribed to such term by MISO in the applicable MISO Tariff or related documents, as such relevant meaning or relevant term may be modified from time to time.

“Party” has the meaning set forth in the Preamble.

“Peak Adjustment Payment” has the meaning set forth in Section 3.2.

“Peak Period” means the month of June, July, and August in each year of the Delivery Period during the Term, as further described in Exhibit G.

“Performance Test” has the meaning set forth in Section 5.3(d)(ii).

“Permitted Transfer” has the meaning set forth in Section 18.3.

“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, association, or governmental entity or any political subdivision, department or agency thereof.

“Planned Resource Credits” has the meaning given to it in the MISO Tariff.

“Point Beach” has the meaning given such term in the Recitals.

“PPAs” means the Existing PPA and this Agreement, taken collectively.

“Prime Rate” means, for any period, the rate per annum expressed as a daily percentage, in effect on the first day of such period, as published from time to time in the money rates section of The Wall Street Journal representing the base rate on corporate loans posted by at least seventy-five percent (75%) of the nation’s thirty (30) largest banks. If for any reason such rate is not available, “Prime Rate” means the rate per annum which JPMorgan Chase Bank announces in New York from time-to-time as its prime or base lending rate for corporate customers.

“Products” means (i) Buyer’s Product Share of the Capacity of the Facilities, as further described in Section 2.1, (ii) Buyer’s Product Share of the Net Energy Output of the Facilities, (iii) the Environmental Attributes attributable to and generated as a result of Buyer’s Product Share of the Capacity of the Facilities and Net Energy Output of the Facilities, and (iv) the Ancillary Services associated with Buyer’s Product Share of the Capacity of the Facilities and Net Energy Output.

“Prudent Utility Practice” means any applicable practices, methods and acts engaged in or approved by a significant portion of (a) as to Seller, the nuclear power electric generating industry in the United States of America, or (b) as to Buyer, the electric utility industry in the United States of America, during the relevant time period, or the practices, methods and acts which, in the exercise of reasonable judgment by a prudent nuclear operator (or prudent utility operator, if applicable to Buyer) in light of the facts known or which should reasonably have been known at the time the decision was made, could have been expected to accomplish the desired result consistent with good business practices, reliability, safety, expedition and the requirements of any Governing Authority having jurisdiction. “Prudent Utility Practice” is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to the acceptable practices, methods or acts generally accepted (a) as to Seller, by the nuclear power electric generating industry in the United States of America or (b) as to Buyer, by the electric utility industry in the United States of America.

“PSCW” means the Public Service Commission of Wisconsin.

“PSCW Approval” has the meaning set forth in Section 11.4.

“PTC” means the production tax credit established pursuant to Section 45 or Section 45Y of the Internal Revenue Code, as such law may be amended or superseded.

“Qualified Operator” means an operator of nuclear generation facilities that has, or provides Seller’s Performance Security from a Person that has, an Investment Grade Credit Rating, is nationally recognized, and demonstrates to the Buyer’s reasonable satisfaction that it has sufficient experience to successfully operate Point Beach.

“Ramp Down Notice” means confirmation of the commencement of a Ramp Down Period provided in writing by Seller to Buyer transmitted electronically within twenty-four (24) hours of such commencement and receipt Acknowledged by Buyer.

“Ramp Down Period” means the period of time during which the Energy production of a Unit is being decreased in association with a Derate.

“Ramp Notice” means either a Ramp Down Notice or Ramp Up Notice.

“Ramp Period” means each of a Ramp Down Period and a Ramp Up Period.

“Ramp Up Notice” means confirmation of the commencement of a Ramp Up Period provided in writing by Seller to Buyer transmitted electronically within twenty-four (24) hours of such commencement and receipt Acknowledged by Buyer.

“Ramp Up Period” means the period of time during which the Energy production of a Unit is being increased in association with a Derate.

“Reactive Power” means the reactive power capability of the Facilities as set forth in the Interconnection Agreement.

“Replacement Energy” means, at any time, Energy supplied to Buyer by Seller from any resource other than the Facilities to fulfill, in part or in whole, Seller’s obligation hereunder to deliver Energy which, when combined with the Net Energy Output of the Facilities, shall not exceed the aggregate amount of Energy associated with the Facilities’ Capacity as calculated in Exhibit B.

“Replacement Energy Notice” has the meaning set forth in Exhibit J.

“Replacement Energy Period” has the meaning set forth in Exhibit J.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, advisors, consultants, partners, agents or representatives.

“Revenue Sufficiency Guarantee” has the meaning set forth in the MISO Tariff.

“S&P” means Standard & Poor’s Ratings Group (A Division of The McGraw-Hill Companies).

“SCADA” means supervisory, control and data acquisition technology and equipment.

“Schedule”, “Scheduled” or “Scheduling” means the actions of Seller, Buyer and/or their designated representatives, of notifying, requesting and confirming to each other and to any third party the quantity and type of Energy to be delivered on any Operating Day (a) submitted to MISO by Seller as Seller’s Generation Offer from the Facilities for a relevant Operating Day during the Term pursuant to this Agreement, or (b) submitted to MISO by Seller and accepted by Buyer as a Financial Bilateral Transaction for a relevant Operating Day during the Term pursuant to this Agreement.

“Scheduled Maintenance Outage” has the meaning set forth in Section 5.1(a).

“Scheduling Window” has the meaning set forth in Exhibit H.

“Seller” has the meaning set forth in the Preamble.

“Seller Contingency Tranche” shall mean the one million dollars ($1,000,000) that Seller will absorb in the first instance for the collective specified additional costs regarding Ancillary Services, Environmental Attributes, and, to the extent provided in Section 2.11(b), Reactive Power before such additional costs are allocated in the manner set forth in the relevant provisions of this Agreement, it being agreed and understood that Seller shall have no obligation to replenish any funds withdrawn from this Seller Contingency Tranche.

“Seller Performance Security” means the performance security required to be posted by Seller pursuant to Section 8.1.

“Seller’s Guarantor” means a Person that, at the time of the execution and delivery of the Seller’s Guaranty, is a direct or indirect owner of Seller and (a) has an Investment Grade Credit Rating and a consolidated Net Worth of at least one billion dollars ($1,000,000,000.00); or (b) is reasonably acceptable to Buyer as having a verifiable creditworthiness and Net Worth sufficient to secure Seller’s Guarantor’s obligations under the Seller’s Guaranty.

“Seller’s Guaranty” has the meaning set forth in Section 8.1.

“Senior Executives” has the meaning set forth in Section 19.2.

“Shaping Factor” means the Delivered Energy Charge Shaping Factor set forth for the applicable period in Exhibit C.

“Short Derate” has the meaning set forth in Exhibit J.

“Solar Field” means the assets (tangible and intangible) and business of the solar photovoltaic energy project located at Point Beach.

“Station Service Load” means all electric service requirements used in connection with the operation and maintenance of the Facilities and any improvements thereto, including auxiliary, stand-by, supplemental, back-up maintenance and interruptible power.

“Subsequent Derate Notice” has the meaning set forth in Exhibit J.

“Target Capacity Factor” means [ ].

“Tax” means (i) any tax (including but not limited to franchise tax), charge, fee, levy or other assessment imposed by any Governing Authority and based on or measured with respect to net income or profits, including any interest, penalties or additions attributable or imposed with respect thereto, and (ii) any other tax, charge, levy, fee or other assessment imposed by any Governing Authority, including any transfer, gross receipts, sales, use, service, occupation, ad valorem, property, payroll, personal property, excise, severance, premium, stamp, documentary, license, registration, social security, employment, unemployment, disability, environmental (including but not limited to taxes under Section 59A of the Internal Revenue Code of 1986), add-on, value added, withholding (whether payable directly or by withholding and whether or not requiring the filing of a tax return therefor), commercial rent and occupancy tax, and (iii) any estimated tax, deficiency assessment, interest, penalties and additions to tax or additional amounts in connection with any of the foregoing, imposed by any Governing Authority; provided, that “Tax” does not include any Gross Receipts Tax.

“Term” means the period from and after the Effective Date to and including the date and time of the later of (i) the Unit 1 Termination Date or (ii) the Unit 2 Termination Date, it being agreed and understood that, as provided in the Preamble, certain Articles and Sections of this Agreement are operative as of the Execution Date forward through the end of the Term.

“Transmission Owner” means ATC.

“Transmission Provider” means MISO with respect to its function as the regional transmission organization and/or with respect to its function as market operator of the MISO Market, as applicable; in the event either of such functions is performed by a separate entity, “Transmission Provider” shall refer to such entity as and where applicable in this Agreement.

“Unit” means Unit 1 or Unit 2, and “Units” means Unit 1 and Unit 2, collectively

“Unit 1” means Point Beach Nuclear Plant Unit 1 and related facilities in existence as of the Effective Date.

“Unit 1 Commencement Date” means October 6, 2030.

“Unit 1 Termination Date” means the earlier of (i) 2400 hours EST on October 5, 2050, (ii) effective date of termination of this Agreement in relation to Unit 1 only pursuant to Section 13.2, or (iii) any Early Termination Date pursuant to Section 10.2.

“Unit 2” means Point Beach Nuclear Plant Unit 2 and related facilities in existence as of the Effective Date.

“Unit 2 Commencement Date” means March 9, 2033.

“Unit 2 Termination Date” means the earlier of (i) 2400 hours EST on March 8, 2053, (ii) effective date of termination of this Agreement in relation to Unit 2 only pursuant to Section 13.2, or (iii) any Early Termination Date pursuant to Section 10.2.

“Unscheduled Outage” means any Derate of the Facilities other than a Scheduled Maintenance Outage.

“Uprate” means, with respect to each Unit, an increase in the maximum thermal power level at which such Unit may operate under its NRC license as such license may be amended after the date hereof.

“VAR” or “VARs” means Volt-Amps-Reactive, a measure of reactive power.

“Weekly Schedule” has the meaning set forth in Section 2.4(a)(i).

“WEPCO” means Wisconsin Electric Power Company, a utility subsidiary of Wisconsin Energy Corporation.

“WEPCO Power Purchase Agreements” means, individually or collectively as the context may require, (i) the Existing PPA, (ii) this Agreement, and (iii) any other power purchase agreement between WEPCO, as buyer, and NEPB, as seller.

“Worker’s Compensation Laws” means all Laws relating to employment-related accidents and diseases and the benefits, insurance and other compensation required in relation thereto.

“ZRCs” are Zonal Resource Credits as defined in the MISO Tariff, and shall include any replacements thereto adopted in the MISO Tariff including any zonal credits.

1.2. Rules of Interpretation

In this Agreement and in any Appendices, Exhibits or Schedules attached hereto, except to the extent that the context requires otherwise:

(a)The Table of Contents and the headings of the Articles and Sections herein have been inserted as a matter of convenience for reference only and shall not control or affect the meaning or construction of any of the terms or provisions hereof;

(b)The singular includes the plural and the masculine includes the feminine and neuter unless the context requires otherwise;

(c)Except as otherwise expressly provided, references to any document, agreement or Law, including this Agreement, shall be deemed to include references to (i) all appendices, exhibits, and schedules attached thereto and (ii) such document, agreement or Law as amended, modified, supplemented, replaced or restated from time to time in accordance with its terms (if applicable) and (where applicable) subject to compliance with the requirements set forth therein;

(d)The Exhibits hereto are incorporated herein by this reference and are intended to be a part of this Agreement; provided, however, that in the event of a conflict between the terms of an Exhibit and the terms of the remainder of this Agreement, the terms of the remainder of the Agreement shall take precedence;

(e)References to “Articles,” “Sections,” “Clauses,” “Paragraphs,” “Appendices,” “Exhibits,” or “Schedules,” are to articles, sections, clauses, paragraphs, appendices, exhibits or schedules of this Agreement;

(f)All references to a particular Person shall include a reference to such Person’s successors and permitted assigns;

(g)The words “herein,” “hereof” and “hereunder” shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement; the words “include,” “includes” or “including” shall mean “including, but not limited to;”

(h)The term “day” shall mean a calendar day commencing at 0000 EST and whenever an event is to be performed or a payment is to be made by a particular date and the date in question falls on a day that is not a Business Day, the event shall be performed or the payment shall be made on the next succeeding Business Day; the term “week” shall mean a seven consecutive day period; the term “month” shall mean a calendar month; provided, that when a period measured in months commences on a date other than the first day of a month, the period shall run from the date on which it starts to the corresponding date in the next month and, as appropriate, to succeeding months thereafter; and the term “year” shall mean a Calendar Year; and

(i)All monetary references contained herein refer to U.S. dollars.

1.3. Accounting Terms

All accounting terms used herein shall be construed in accordance with GAAP unless the context or use requires a different interpretation.

1.4. Legal Representation

This Agreement was negotiated and prepared by both Parties with the advice of counsel to the extent deemed necessary by each Party; the Parties have agreed to the wording of this Agreement; and none of the provisions hereof shall be construed against one Party on the ground that such Party is the author or drafter of this Agreement or any part hereof.

ARTICLE II: PURCHASE OF CAPACITY, ENERGY,
ANCILLARY SERVICES, AND ENVIRONMENTAL ATTRIBUTES

2.1. Capacity Sale and Purchase

Subject to the terms and conditions of this Agreement, Seller agrees to sell and supply to Buyer, and Buyer agrees to accept and purchase from Seller, in each month during the Delivery Period the sum of the product of Buyer’s Product Share multiplied by the Capacity of Unit 1 applicable to such month as determined by MISO (in connection with the definition of Accredited Capacity) plus (b) the product of Buyer’s Product Share multiplied by the Capacity of Unit 2 applicable to such month as determined by MISO (in connection with the definition of Accredited Capacity).

Furthermore, except as otherwise specifically provided for herein, Seller shall not sell or commit to sell Buyer’s Product Share of the Capacity of the respective Facilities during the Term to any party other than Buyer.

2.2. Energy Sale and Purchase

(a)Subject to the terms and conditions of this Agreement, for the duration of the Term, Seller shall sell and deliver to Buyer at the Delivery Point, and Buyer shall accept and purchase, an amount of Energy equal to the sum of (i) Net Energy Output – Unit 1 multiplied by Buyer’s Product Share, (ii) Net Energy Output – Unit 2 multiplied by Buyer’s Product Share, and (iii) all Replacement Energy that Seller delivers to Buyer pursuant to the terms of this Agreement. The amount of all Energy sold to Buyer as Scheduled by Seller and purchased by Buyer from Seller as confirmed by Buyer in accordance with Exhibit H, for any period of time, shall be the aggregate amount of Delivered Energy for such period of time. Furthermore, except as otherwise specifically provided for herein, Seller shall not sell or commit to sell the Buyer’s Product Share of Energy produced by the Facilities during the Term to any party other than Buyer.

(b)The Parties acknowledge and agree that any increases in Capacity, Energy, Ancillary Services, or Environmental Attributes from the Facilities, whether due to changes in ambient conditions or otherwise (other than that attributable to Uprates not accepted by Buyer in accordance with the Existing PPA or Section 2.9(a) or (b)), are included in the Products.

2.3. Ancillary Services and Environmental Attributes

(a)The sale of Capacity and Energy hereunder from the Facilities to Buyer shall include the Ancillary Services and Environmental Attributes associated with such Capacity and Energy from the Facilities. Seller agrees to provide and/or execute any documents or agreements necessary to transfer to Buyer any revenue and any other benefits and rights received from third parties by Seller in providing such Ancillary Services and Environmental Attributes, with the costs of the documentation and related agreements involved in the creation of such Ancillary Services and Environmental Attributes being absorbed by the Seller Contingency Tranche to the extent that funds are available therein, and thereafter paid by Buyer. For all periods during which such documents and agreements are not in effect, Seller agrees to credit to Buyer such revenues as provided in Section 3.1 until such time as an agreement is executed. Further, to the extent permitted by Law, Seller hereby assigns and delegates to Buyer all rights and obligations Seller may have to reach agreement with the Transmission Provider or Transmission Owner, as applicable, as to the appropriate entitlement of revenues for Ancillary Services provided by the Facilities under the applicable MISO Tariff and/or under the Interconnection Agreement, as applicable.

(b)To the extent that Seller’s unexcused failure to deliver Buyer’s Product Share of Ancillary Services to Buyer results in any increased cost, damage or penalty incurred by Buyer, Seller shall reimburse Buyer for any such increased cost, damage or penalty within ten (10) Business Days of invoice receipt therefor. Any invoice submitted by Buyer to Seller pursuant to this Section 2.3(b) shall include a written statement explaining in reasonable detail the calculation of the amount owed by Seller. The amount of such cost, damages or penalty to be reimbursed shall not exceed an amount equal to the increased costs or penalties actually incurred by Buyer. Notwithstanding the preceding sentence, in the event that during the Term there exists a market for the purchase and sale of Ancillary Services, then (i) if Seller fails to provide an Ancillary Service required to be delivered hereunder from the Facilities, Seller shall use commercially reasonable efforts to provide Buyer with a replacement for such Ancillary Service and (ii) if Seller is unsuccessful in satisfying its obligation under clause (i), Seller shall reimburse Buyer for the market-clearing price for such undelivered Ancillary Service.

(c)Notwithstanding the foregoing, in no event shall Seller be required to reduce its Net Energy Output for the purpose of providing Ancillary Services to Buyer.

2.4. Replacement Energy

(a)Replacement Energy. Subject to the provisions of this Agreement (including Exhibit J, which provisions are controlling with respect to the matters specifically covered thereby, with the intent of such provisions being to implement and aid in the interpretation of the provisions of this Section 2.4), Seller may provide Buyer with Replacement Energy as set forth below in this Section 2.4(a) during a Scheduled Maintenance Outage or an Unscheduled Outage, but only to the extent of any associated Derate. Seller may provide Replacement Energy from any source.

(i)Unscheduled Outage Replacement Energy Notices

If the event or condition constituting the Derate is an Unscheduled Outage, Seller shall provide, via email, a Replacement Energy Notice (as such term is defined in Exhibit J) of Seller’s election in accordance with Section 2.4(a)(iii) below (to provide or not to provide Replacement Energy) as soon as practicable but no later than the Notice Time on the day following the day the Derate commenced. Seller’s election shall be effective based on a “Weekly Schedule,” which means seven (7) consecutive days beginning at 0000 MISO Market Time on any day of the week following the appropriate Notice Time and ending at 2359 MISO Market Time on the seventh (7th) day. Seller shall provide Buyer notice of its intent to continue or discontinue its Replacement Energy election no later than two (2) Business Days prior to the commencement of the applicable Weekly Schedule.

(ii)Scheduled Maintenance Replacement Energy Notices

If the event or condition constituting the Derate is a Scheduled Maintenance Outage, Seller shall provide via email a Replacement Energy Notice of Seller’s election in accordance with Section 2.4(a)(iii) below to provide or not to provide Replacement Energy no later than two (2) Business Days prior to the scheduled commencement of such Scheduled Maintenance

Outage. Seller’s election shall be effective based on a Weekly Schedule. Seller shall provide Buyer notice of its intent to continue or discontinue its Replacement Energy election no later than two (2) Business Days prior to the commencement of the applicable Weekly Schedule.

(iii)Replacement Energy Scheduling

Any Replacement Energy Scheduled hereunder shall be Scheduled in accordance with Article IV: , subject to the following: Replacement Energy may only be Scheduled and delivered on a continuous basis in either (A) a single, fixed quantity or (B) a quantity varied to reflect expected changes in the Net Energy Output (e.g., changes in output or ramp rates or expected resolution of outages with respect to the Facilities) such that the aggregate of such Replacement Energy and the Net Energy Output will result in a single, fixed quantity.

(b)Replacement Capacity

(i)No replacement Capacity shall be provided pursuant to this Agreement.

2.5. Financial Transmission Rights

Buyer shall be entitled to all financial transmission rights and all other rights and benefits with and from MISO associated with the Capacity, Energy and Ancillary Services being purchased from the Facilities. To the extent that Seller has the right to such financial transmission rights, Seller shall cooperate in good faith with Buyer to ensure that such financial transmission rights and other rights and benefits are effectively assigned and transferred to Buyer at no additional cost to Buyer. Further, Seller hereby assigns and delegates to Buyer all rights and obligations Seller may have to request auction revenue rights or financial transmission rights under the MISO Tariff in connection with the Product being sold to Buyer hereunder.

2.6. Title and Risk of Loss

Title to and risk of loss related to the Capacity, Energy, Ancillary Services, and Environmental Attributes being purchased hereunder shall transfer from Seller to Buyer at the Delivery Point. Seller warrants that it will deliver to Buyer such Capacity, Energy, Ancillary Services, and Environmental Attributes free and clear of all liens, security interests, claims and encumbrances or any interest therein or thereto by any Person.

2.7. Delivery Point

The “Delivery Point” for Energy (including Replacement Energy) delivered pursuant to this Agreement is the CPNode.

2.8. Capacity Accreditation

Seller shall take, at its sole cost and expense, all reasonable actions required to cause Buyer’s Product Share of the Capacity to be Accredited Capacity, including the satisfaction of all applicable requirements to establish and maintain the DNR status (as defined under the applicable MISO Tariff and acceptable to the applicable regional reliability council and the Transmission Provider, as applicable), and including Capacity Resource status in relation to Buyer’s Network Load of the Facilities.

2.9. Uprates

(a)With respect to future Uprates, Buyer shall have a right of first offer with respect to the Capacity, Energy, Ancillary Services, and Environmental Attributes related to any such Uprate. Seller shall provide Buyer notice to Buyer as to Buyer’s right to provide Seller with a written offer setting forth the terms upon which Buyer will agree to purchase the Capacity, Energy, Ancillary Services, and Environmental Attributes associated with the portion of such Uprate that will be owned by Seller. No later than one hundred eighty (180) days after Buyer’s receipt of notice from Seller, Buyer may submit such offer to purchase if it desires to acquire the Capacity, Energy, Ancillary Services, and Environmental Attributes associated with the portion of such Uprate. Within thirty (30) days of Seller’s receipt of an offer from Buyer pursuant to this Section 2.9(a), Seller, in its discretion, may choose, whether it wishes to sell all or any portion of such Capacity, Energy, Ancillary Services, and Environmental Attributes of any such Uprate upon such terms as set forth in Buyer’s offer. Should Seller accept Buyer’s offer, the Parties shall, upon the effective date of the Uprate, to the extent required, adjust Buyer’s Capacity Amount to account for the Capacity of such Uprate, as determined pursuant to Performance Tests and otherwise with respect to Section 5.3(d)(ii), and the offered amount with respect to such Uprate that Buyer has agreed to acquire, to take effect, together with any adjustment to pricing terms hereunder based on the pricing for Energy, Ancillary Services, and Environmental Attributes relative to such Uprate, upon the completion of such Uprate. The Energy related to an Uprate shall not be included as Delivered Energy until the transmission upgrades, if any, required for such Uprate have been completed in accordance with the applicable transmission studies performed by ATC and/or MISO, or MISO has otherwise allowed for the generation and delivery of such Energy. In the event that (x) Buyer declines to make an offer with respect to any Capacity, Energy, Ancillary Services, and Environmental Attributes associated with an Uprate as provided above or (y) if Seller declines to accept Buyer’s offer, then Seller shall have the right to sell to any third party the incremental Capacity, Energy, and associated Ancillary Services and Environmental Attributes generated at the Facilities as a direct result of such Uprate not accepted by the Buyer; provided that, in the case of clause (x), such third party sales are at prices no less than, and non-price terms no less economically beneficial to Seller than the prices and non-price terms in Buyer’s offer.

(b)Notwithstanding anything to the contrary in this Agreement, changes to the Buyer’s Capacity Amount resulting from any Uprate shall be conditioned upon the receipt of all requisite regulatory approvals, applicable to such Uprate, by the Party to whom such regulatory approvals apply.

2.10. [Reserved]

2.11. Reactive Power

Without limiting the general application of Section 2.2 and Section 2.3:

(a)Seller agrees that it shall not have any rights to the production or absorption, if applicable, of Buyer’s Product Share of Reactive Power and that Seller shall, consistent with the requirements of any Governing Authority, not operate the Facilities to produce real power at a level or in a manner that compromises its ability to operate the Facilities to produce or absorb, if applicable, Reactive Power to maintain the output voltage or power factor at the applicable CPNode in any agreement governing Seller’s obligation to produce or absorb, if applicable, Reactive Power consistent with the Interconnection Agreement.

(b)If requested by MISO, ATC, or the Balancing Authority Function, Seller shall adjust Reactive Power (as so requested), subject to Prudent Utility Practice and current Interconnection Agreement requirements, with the costs thereof being absorbed by the Seller Contingency Tranche to the extent that funds are available therein, and thereafter paid by Buyer. As between the Parties, Buyer shall have the right to receive any compensation paid by any third party for Buyer’s Product Share of Reactive Power (including for any increases in reactive power output or capability of the Facilities after the Effective Date) produced or absorbed by the Facilities. Any disagreement about the amount of such compensation shall be resolved in accordance with the Dispute Resolution Procedures.

2.12. Station Service

During any period in which any Unit is operating, Seller shall be permitted to satisfy the Station Service Load using Energy generated by any such Unit. If Seller is not able to self-supply Energy to satisfy Station Service Load, Seller shall compensate Buyer for the Station Service Load at the MISO Real-Time Market LMP for the appropriate CPNode, including any transmission or settlement charges associated with such Energy, during any period of time in which the Facilities are not operating or are not generating sufficient Energy to meet the Station Service Load of the Facilities. In the event that any fees, damages, penalties or transmission charges are assessed against Buyer (in its capacity as Buyer under this PPA) by any Governing Authority in connection with the Station Service Load or any Energy obtained to serve the Station Service Load, Seller shall reimburse Buyer for such fees, damages, penalties or transmission charges within ten (10) Business Days of invoice receipt therefor. Any invoice submitted by Buyer to Seller pursuant to this Section 2.12 shall include a written statement explaining in reasonable detail the calculation of the amount due from Seller. As of the date of execution of this Agreement, the Station Service Load related to each Unit is calculated as approximately twenty-five

(25) MW per Unit. In the event such amount is materially changed for any reason, Seller shall give Buyer prompt written notice of such change.

2.13. CT and Solar Field Capacity

For the avoidance of doubt, any Capacity, Accredited Capacity, Energy, Ancillary Services, or Environmental Attributes of the CT or Solar Field, or any other ancillary generation facilities, will be retained by Seller and will not constitute part of the Products to be provided to Buyer hereunder.

ARTICLE III: PAYMENTS

3.1. Purchase Payments

The amounts to be paid to the Seller by the Buyer for purchases of Capacity, Energy, Ancillary Services, and Environmental Attributes under this Agreement shall be determined as follows:

(a)Delivered Energy Payment. With respect to each Billing Cycle, Buyer shall make a payment to Seller equal to the sum of (i) the product of: (A) the applicable “Delivered Energy Charge” set forth in Exhibit A; (B) the applicable Delivered Energy Charge Shaping Factor set forth in Exhibit C; and (C) the sum of the MISO FinSched Energy (On-Peak and Off-Peak, as appropriate) for the Operating Days in such Billing Cycle, and (ii) any Gross Receipts Tax Payment applicable to the invoice for such Billing Cycle (pursuant to Section 20.3(d)) (each, a “Delivered Energy Payment”).

(b)Ancillary Services and Environmental Attributes. The Delivered Energy Payment includes Buyer’s full payment for any and all Ancillary Services and Environmental Attributes received by Buyer hereunder, and no additional payment from Buyer in respect thereof shall be due at any time. For the avoidance of doubt, Seller specifically agrees that it shall not be entitled to any payment for Buyer’s Product Share of Reactive Power under this Agreement, notwithstanding its obligation to operate the Facilities in accordance with Section 2.3 and Section 2.11. Any and all revenues Seller receives from MISO for Buyer’s Product Share of Ancillary Services from the Facilities in each Billing Cycle shall be credited pro rata to Buyer in the same Billing Cycle and offset with any other payments due from Buyer to Seller under this Agreement (unless otherwise directly transferred to Buyer as provided in Section 2.3). Buyer’s pro-rata share of such revenues is equal to the sum of (A) Buyer’s Product Share multiplied by the Ancillary Services revenues associated with Unit 1, and (B) Buyer’s Product Share multiplied by the Ancillary Services revenues associated with Unit 2.

3.2. Peak Adjustment Payment

If applicable, Seller shall make a payment to Buyer as determined in accordance with Exhibit G (each, a “Peak Adjustment Payment”).

ARTICLE IV: SCHEDULING

4.1. Scheduling

Seller shall submit its Generation Offers and Financial Bilateral Transactions in accordance with applicable MISO rules and procedures. Notwithstanding the foregoing, Seller shall have the option to not Schedule Energy from Unit 1 and/or Unit 2 in the MISO Day-Ahead Market in instances where the applicable Unit(s) is/are being ramped up to return to service following a Scheduled Maintenance Outage or an Unscheduled Outage; provided, however, that Seller shall hold harmless, defend and indemnify Buyer from and against any charges or fees, including Revenue Sufficiency Guarantee charges, levied on Buyer as a result of Seller’s Scheduling in the MISO Real-Time Market up to Buyer’s Product Share thereof. Exhibit H includes other scheduling provisions applicable to this Agreement.

4.2. Failure to Schedule

(a)If Seller fails to Schedule Energy (including Replacement Energy) in accordance with Section 2.4(a) or Section 4.1, as applicable, and such failure is not excused under the terms of this Agreement, then Seller shall pay to Buyer, within five (5) Business Days of receipt of an invoice therefor, an amount equal to the positive difference, if any, of (i) the MISO Day-Ahead Market LMP for such applicable period multiplied by the amount of such Energy that Seller failed to Schedule, plus any charges, penalties, damages, fees and other costs, including MISO charges, incurred by Buyer resulting from such failure minus (ii) the amount of the Delivered Energy Payment related to such Energy that Seller failed to Schedule and that Buyer would have incurred under this Agreement had such Energy been Scheduled. Any invoice submitted by Buyer to Seller pursuant to this Section 4.2(a) shall include a written statement explaining in reasonable detail the calculation of the amount due from Seller.

(b)If Buyer fails to Schedule Energy (including Replacement Energy) that is Scheduled by Seller in accordance with Exhibit H (i.e., if Buyer fails, notwithstanding the “Seller AutoApproval” setting, to provide any required confirmation of MISO FinScheds for any portion of the Product properly submitted by Seller) and such failure is not excused under the terms of this Agreement, then Buyer shall pay to Seller, within five (5) Business Days of receipt of an invoice therefor, an amount equal to the positive difference, if any, of (i) the amount of the Delivered Energy Payment related to amount of such Energy that Buyer failed to Schedule and that Seller would have received under this Agreement had such Energy been Scheduled by Buyer, plus any charges, penalties, damages, fees and other costs, including MISO charges, incurred by Seller resulting from such failure, minus (ii) the MISO Day-Ahead Market LMP for such applicable period multiplied by such Energy that Buyer failed to Schedule. Any invoice submitted by Seller to Buyer pursuant to this Section 4.2(b) shall include a written statement explaining in reasonable detail the calculation of the amount due from Buyer.

ARTICLE V: MAINTENANCE AND OPERATION

5.1. Scheduled Maintenance

(a)Scheduling Procedure.

Subject to Section 5.1(b) below, Seller shall submit to Buyer a schedule of maintenance of the Facilities (each, a “Maintenance Schedule” and each item thereon a “Scheduled Maintenance Outage”) for each Calendar Year and a projection of scheduled outages for the following four (4) years thereafter no later than twelve (12) months before the beginning of any year (or not later than three (3) months prior to the deadline for submittal of any such schedule to MISO or any other applicable Governing Authority, if earlier), except that within thirty (30) days following the Effective Date, Seller shall submit to Buyer a Maintenance Schedule for the remainder of the Calendar Year in which the Effective Date occurs and for the following Calendar Year. Each Maintenance Schedule shall meet the requirements set forth in Section 5.1.

Within thirty (30) days of receipt of such Maintenance Schedule, Buyer may request reasonable modifications therein to the extent the requested modifications are not contrary to Prudent Utility Practice. Subject to Section 5.1(b) below, Buyer and Seller shall work together to schedule Scheduled Maintenance Outages to meet their mutual requirements and the requirements of MISO and/or Transmission Owner, it being understood that Buyer shall consider, among other things, its reserve requirements, energy delivery commitments, costs of replacement power and other generating resources and expected loads in requesting such reasonable modifications; provided, that in the event of a disagreement, such scheduling shall be resolved by the Administrative Committee. All Scheduled Maintenance Outages shall be of a duration that is no longer than that reasonably necessary to carry out the required maintenance activities. Seller shall provide notice to Buyer as soon as practicable but in any event no later than forty-eight (48) hours prior to the expected cessation of maintenance activities and shall promptly inform Buyer of the completion of such activities.

Scheduled Maintenance Outages for the subsequent three- (3-) year period of the Maintenance Schedule may only be rescheduled within a period of time from thirty (30) days prior to the projected start of such Scheduled Maintenance Outage to thirty (30) days after the projected end of such Scheduled Maintenance Outage; provided, however, that no Scheduled Maintenance Outage in such subsequent three-(3) year period may be rescheduled so that all or any portion of such Scheduled Maintenance Outage falls within a different Calendar Year; and provided, further, that if Seller experiences an extended Unscheduled Outage and desires to move a Scheduled Maintenance Outage into a prior or subsequent Calendar Year, any such rescheduling shall require the consent of Buyer, not to be unreasonably withheld.

(b)Limitations on Scheduled Maintenance Outages

Scheduled Maintenance Outages may not occur during the Peak Period.

5.2. Derate Notices

In the event of any Derate, Seller must notify the Dispatch Authority Function and the Balancing Authority Function telephonically of such Derate as soon as practicable after Seller becomes aware of the necessity or occurrence thereof (each, a “Derate Notice”), with written confirmation within twenty-four (24) hours of such oral notice. During any ongoing Derate, Seller shall provide updated information to the Dispatch Authority Function and the Balancing Authority Function to the extent required or requested by the Dispatch Authority Function or Balancing Authority Function. During any ongoing Derate, Seller shall provide updates as often as practicable, but no less than daily, to Buyer of the nature and expected duration of such Derate as well as the magnitude and timing of actual and expected output changes of the Facilities and such other information as may assist Buyer in assessing the reliability and expected quantity of output from the Facilities, and Seller shall provide Buyer with oral notice (confirmed promptly by email) as much prior notice as practicable of when the Derate is expected to be remedied.

5.3. Operation

(a)Operation

Seller shall manage, control, operate and maintain all parts of the Facilities in a manner consistent with Prudent Utility Practice, the terms and conditions of this Agreement and the Interconnection Agreement. As between the Parties, Seller shall bear the sole responsibility for complying with all applicable Laws associated with operating the Facilities, including all environmental, permitting and zoning requirements in effect during the Term of this Agreement.

(b)Communications Protocol

(i)Seller and Buyer have developed written communications procedures for the Facilities (the “Communications Protocol”), which include processes related to Seller’s interface with MISO, ATC, ERO, Balancing Authority, and Governing Authorities, operating communications between Seller and Buyer, and testing procedures. The Communications Protocol is deemed incorporated herein by this reference.

(ii)The Communications Protocol shall be reviewed by the Administrative Committee at any time requested by a Party and any mutually agreed changes shall be made. In the event the Parties are unable to agree upon any changes to the Communications Protocol, such disagreement shall be resolved in accordance with the Dispute Resolution Procedures.

(c)Authorizations

Seller shall, at its own expense, acquire and maintain, comply with and, as necessary, renew and modify from time to time, any and all permits, licenses, approvals and other Authorizations of any Governing Authority required for the lawful operation and maintenance of the Facilities. Copies of said Authorizations shall be made available to Buyer for review upon Buyer’s written request. Buyer shall not be liable for any violation by Seller of any Authorization required to be obtained by Seller pursuant to this Section 5.3(c).

(d)Testing

(i)Notice of Testing

Seller shall notify Buyer in writing at least thirty (30) days prior to the expected date of any Performance Test (as described and defined in Section 5.3(d)(ii) below) or any other testing of the net capability of the Facilities (including for any Uprate); provided, that Seller may postpone any such test until such test is able to be performed with prior written notice to Buyer of such postponement and of the date and time such test is actually to be performed. Buyer may have a representative present at the time of each such test so long as the above required notices were given, although the failure to have such a representative present shall not invalidate the result of the applicable test.

(ii)Performance Tests

Seller shall perform (A) a performance test each year, on a date mutually agreed by the Parties, at Seller’s expense, which shall measure the net capability of the Facilities (including any Uprate) and (B) a performance test as soon as practicable, consistent with the MISO Business Practice Manual, (I) prior to the outage during which an Uprate is performed but prior to any coastdown and (II) following start-up from an outage during which an Uprate is performed, in each case in accordance with the procedures set forth in Exhibit K (each, a “Performance Test”). In addition to the required Performance Test, either Party may request a Performance Test at any reasonable time, at the expense of the Party requesting such test. All Performance Tests shall be conducted in accordance with testing procedures (x) to confirm the Accredited Capacity constituting Buyer’s Capacity Amount (pursuant to Transmission Provider requirements) or (y) as otherwise mutually agreed by the Parties. For the avoidance of doubt, as of the execution of this Agreement the current Performance Test standards are the MISO Business Practice Manual.

(e)Other Operations Obligations

(i)Information Requirements

Seller shall provide Buyer with the following real-time telemetered data (scanned no less frequently than once every four seconds) for the duration of the Term: (A) net Unit output (MW and VARs), (B) status (i.e., open or closed) of generator breakers and generator disconnect switches, and (C) MW and VARs at each metering point. Seller shall provide Buyer with copies of any scheduling notices or requests submitted to MISO concurrently with the submission thereof. In addition, Seller shall provide Buyer with any other information Buyer may reasonably request regarding the operation of Unit 1 and Unit 2.

(ii)SCADA Data

Seller shall provide and make available to Buyer, on a real-time basis, all data generated by the SCADA system at the Facilities, including all four-second meter data.

(iii)Quality of Energy

All Energy delivered hereunder shall be three-phase, sixty (60) Hertz (plus or minus variations as may be required or allowed by MISO), alternating current, at a voltage acceptable to the MISO, or shall otherwise comply with such other specifications of MISO, regional reliability council or other authority responsible for the safety and reliability of the electric grid with authority over the Delivery Point as may be in effect at the time of delivery.

(iv)Buyer’s Right of Access to Facilities

Seller shall provide Buyer with the right to enter Seller’s premises at the Facilities during normal business hours to (i) review records maintained pursuant to this Agreement, (ii) obtain information regarding operation of the Facilities, (iii) visually inspect the Facilities, (iv) observe the testing, operation and maintenance of the Facilities and (v) undertake any other activities reasonably necessary for Buyer to fulfill its rights and obligations hereunder. Buyer shall provide prior written notice to Seller of the date and time of such proposed entry and the identity of all Persons conducting such entry, which prior written notice shall in no event be provided less than three (3) Business Days prior to the date of such entry. Seller shall schedule Buyer’s entries upon Seller’s premises at the Facilities so as to minimize any disruption of the operation of the Facilities due to such entries or to any activities carried out by Buyer at the Facilities during any such entry. Each such Person conducting any such entry shall observe and comply with all of Seller’s applicable safety and security rules at all times during such entry, as such rules shall have been presented to such Person by Seller or by any operator on behalf of Seller prior to or at the time of such visit.

(v)Maintenance of Books and Records

Seller shall maintain at the Facilities site for a period of not less than five (5) years from the date of preparation thereof: (i) all measurements by Metering Devices of Energy delivered from the Facilities pursuant to this Agreement; (ii) all data and information necessary to calculate payments as provided in this Agreement, including invoices, receipts, charts, printouts, electronic media, magnetic tapes and other materials and documents; and (iii) an accurate and up-to-date operating log at the Facilities with records of: real and reactive power production from the Facilities for each hour, changes in operating status of the Facilities and scheduled outages of the Facilities. Buyer shall be permitted to inspect such operating log upon prior written request during normal business hours and copies of such log shall be provided, if requested, at Buyer’s expense, within ten (10) days of such request.

(vi)Interconnection

As between the Parties, Seller shall be responsible to maintain and operate Seller’s electric interconnection facilities in accordance with the Interconnection Agreement. Seller shall not permit any action or inaction under the Interconnection Agreement that could adversely affect Buyer’s rights, benefits, liability or obligations under this Agreement and shall not consent to (unless required by a Governing Authority) any modification of the Interconnection Agreement that would adversely affect Buyer’s rights hereunder without Buyer’s prior written consent, such consent not to be unreasonably withheld. Furthermore, subject to any prohibitions of a Governing Authority, Seller shall:

(A)promptly advise Buyer of all communications and notices to be made by or to Seller under the Interconnection Agreement; and

(B)use commercially reasonable efforts to ensure that the Transmission Owner’s and/or MISO’s planned maintenance schedules for the transmission system are coordinated with the Scheduled Maintenance Outages for the Facilities.

ARTICLE VI: METERING

6.1. Metering

(a)The electric watt-hour meters and any other Energy measuring devices and equipment used for purposes of this Agreement (“Metering Devices”), shall at all times during the Term meet the requirements set by MISO and all applicable Governing Authorities and as set forth in the Interconnection Agreement. Seller shall own, operate, maintain and replace Metering Devices, including those Metering Devices shown on Exhibit D, sufficient to permit an accurate determination of the quantity and time of delivery of Energy delivered to the

Delivery Point. Seller’s Metering Devices shall be used for measurements under this Agreement. Seller shall calibrate the Metering Devices in accordance with Prudent Utility Practice, but no less than once during each refueling outage on the Maintenance Schedule. Buyer or Buyer’s representative shall have the right to be present during any calibration of the Metering Devices and Seller shall provide reasonable notice to Buyer of any such calibration.

(b)The Buyer shall have the right to inspect and require a test of the Metering Devices (to be performed by Seller) from time to time at its discretion, and any inaccuracy disclosed by such tests shall be promptly corrected. If errors greater than one-half of one percent (0.5%) are discovered, the test shall be at Seller’s expense. Upon reasonable notice, Seller shall provide the Buyer access to the Metering Devices at Buyer’s expense during normal business hours and from time to time for the purposes of reading, inspecting and witnessing any testing of such equipment.

(c)If any Metering Device used to determine the amount of Delivered Energy is found to be in error by more than three quarters of one percent (0.75%), the payments for Delivered Energy made since the previous test of such Metering Device shall be adjusted to reflect the corrected measurements determined pursuant to this Article VI. The amount of such adjustment payment shall be equal to the total adjustment that would be due if the inaccurate Metering Device were deemed to be equally inaccurate during the entire period since the previous test of such Metering Device, divided by two (2); provided, however, that if the period of inaccuracy can be ascertained, then the Parties shall adjust the payments for Delivered Energy for that ascertained period of inaccuracy. Any amount payable as a result of such correction shall be paid to the Party entitled to such payment within thirty (30) days of notice of such correction.

ARTICLE VII: BILLING AND PAYMENT

7.1. Billing and Payment

(a)Seller shall send a billing statement to Buyer on or before the tenth (10th) day after the end of each Billing Cycle. If any net amount is due to Seller with respect to any such billing statement, Buyer shall pay such amount to Seller within ten (10) days after receipt of such billing statement. If any net amount is due to Buyer with respect to any such billing statement, Seller shall pay such amount to Buyer on or before the fifteenth (15th) day after the end of such Billing Cycle. The billing statement shall show (i) the megawatt-hours of Delivered Energy for such Billing Cycle as Scheduled by the Seller and confirmed by the Buyer pursuant to Exhibit H; (ii) the amounts due to Seller for that Billing Cycle in respect of (A) the Delivered Energy Payment, and (B) any other amounts due to Seller hereunder; (iii) the amounts due Buyer for that Billing Cycle in respect of (x) the Peak Adjustment Payment, if applicable, (unless Buyer makes the election provided for in Exhibit G) and (y) any other amounts due to Buyer hereunder; and (iv) the data reasonably pertinent to the calculation of the payments due to Seller or Buyer. Any amounts due and payable and not paid by the due date will be deemed delinquent and will accrue interest at the Prime Rate, such interest to be calculated from and including the due date to but excluding the date the delinquent amount is paid in full.

(b)In the event of a dispute as to the amount of any bill, the disputing Party shall notify the other Party of the amount in dispute and Buyer or Seller, as applicable, shall pay to the other Party the undisputed portion of the bill on or prior to the due date therefor, as identified in Section 7.1(a). Buyer or Seller, as applicable, shall pay, with an interest charge computed at the Prime Rate, from and including the date payment was due to but excluding the date payment is made, any portion of the disputed amount ultimately found to be proper. In the event of a refund, Buyer or Seller, as applicable, shall pay, with an interest charge computed at the Prime Rate, from and including the date the disputed payment was made to but excluding the date the refund payment is made, any refund amount ultimately found to be due to the other Party.

(c)Neither the Buyer nor Seller shall have the right to challenge any billing statement rendered or received hereunder after a period of the longer of (A) two (2) years from the date such statement was rendered or (B) ten (10) days after the last MISO settlement statement for the last Operating Day included in the billing statement. In the event that any such billing statement depends in whole or in part upon estimated data, this two- (2-) year limitation period shall be deemed to begin on the first day of the Billing Cycle in which such estimated data is adjusted to actual.

(d)Each Party reserves to itself all rights, setoffs, counterclaims, recoupment, combination of accounts, liens and other remedies, rights and defenses which such Party has or may be entitled to (whether by operation of law or in equity, under contract or otherwise). The obligations of each Party to make payments under this Agreement may be offset against each other, setoff or recouped therefrom.

ARTICLE VIII: PERFORMANCE SECURITY

8.1. Seller Performance Security

If at any time from the Unit 1 Commencement Date forward Seller (or Seller’s Guarantor) has Insufficient Credit Status, Seller shall deliver to Buyer within two (2) Business Days following the commencement of such Insufficient Credit Status either (a) a Letter of Credit; (b) a guaranty from a Seller’s Guarantor (substantially in the form attached hereto as Exhibit E-1, the “Seller’s Guaranty”) (so long as such Insufficient Credit Status is not with respect to such Seller’s Guarantor) or (c) other collateral in form and substance reasonably acceptable to Buyer, in each case in an amount equal to one hundred million dollars ($100,000,000), which amount shall reduce ratably beginning on January 1, 2031 and on January 1st of each year thereafter until the end of the Term. Costs of a Letter of Credit posted hereunder shall be borne by the applicant for such Letter of Credit.

8.2. Buyer Performance Security

If at any time from the Unit 1 Commencement Date forward Buyer (or Buyer’s Guarantor) has Insufficient Credit Status, Buyer shall deliver to Seller within two (2) Business Days following the commencement of such Insufficient Credit Status either (a) a Letter of Credit; (b) a guaranty from a Buyer’s Guarantor (substantially in the form attached hereto as Exhibit E-2, the “Buyer’s Guaranty”) (so long as such Insufficient Credit Status is not with respect to such Buyer’s Guarantor) or (c) other collateral in form and substance reasonably acceptable to Seller, in each case in the same amount as the initial Seller Performance Security amount. Costs of a Letter of Credit posted hereunder shall be borne by the applicant for such Letter of Credit.

8.3. Draws; Replenishments; Return

A Non-Defaulting Party may draw upon the Buyer Performance Security or the Seller Performance Security, as applicable, following the occurrence of an Event of Default by such other Party or pursuant to the other provisions of this Agreement in order to recover any damages to which such Non-Defaulting Party is entitled under this Agreement. In the event of such a draw on the Buyer Performance Security or the Seller Performance Security, as applicable, then, except in the circumstances when the Non-Defaulting Party establishes an Early Termination Date pursuant to Section 10.2 or this Agreement otherwise terminates, the Defaulting Party shall within two (2) Business Days replenish the Seller Performance Security (if the Defaulting Party is Seller) or the Buyer Performance Security (if the Defaulting Party is Buyer), as applicable, to the full amount required by Section 8.1 or 8.2, as applicable. The foregoing obligations to replenish the Seller Performance Security and the Buyer Performance Security shall expire with respect to the Performance Security in question once there have been three (3) such instances of replenishment of the Performance Security in question. Buyer’s or Seller’s obligation to maintain the Performance Security shall terminate, and Buyer or Seller, as applicable, shall return promptly such Performance Security upon the occurrence of the following: (i) the Term of the Agreement has ended; and (ii) all payment obligations of Buyer or Seller, as applicable, arising under this Agreement, including any indemnification payments or other damages arising out of an Event of Default are paid in full (whether directly or indirectly such as through set-off or netting).

8.4. Reporting

(a)Seller shall promptly notify Buyer of any Insufficient Credit Status relating to Seller or to Seller’s Guarantor or any circumstance that results in Seller’s failure to be in compliance with the Seller Performance Security requirements of this Article VIII: . From time to time, at Buyer’s written request, Seller shall provide Buyer promptly with such evidence as Buyer may reasonably request that any Seller Performance Security is in full compliance with this Agreement.

(b)Buyer shall promptly notify Seller of any Insufficient Credit Status relating to Buyer or any circumstance that results in Buyer’s failure to be in compliance with the Buyer Performance Security requirements of this ARTICLE VIII. From time to time, at Seller’s written request, Buyer shall provide Seller promptly with such evidence as Seller may reasonably request that Buyer and any Buyer Performance Security is in full compliance with this Agreement.

ARTICLE IX: FORCE MAJEURE

9.1. Conditions of Excuse for Seller

If, as a result of an event of Force Majeure, Seller is rendered wholly or partly unable to perform its obligations under this Agreement, Seller shall be excused except as specifically provided elsewhere in this Agreement, from only that portion of its performance that is prevented by such Force Majeure event to the extent so prevented; provided, that:

(a)Seller gives Buyer prompt written notice and in any event within twenty-four (24) hours or as soon as reasonably practicable after the day that Seller obtains actual knowledge thereof, describing the particulars of the event of, and how such event qualifies as a Force Majeure, provided that the failure to provide such notice, or any deficiency in such notice, shall not affect Seller’s ability to claim excuse unless such failure has actually resulted in prejudice to Buyer;

(b)the permitted suspension of performance is of no greater scope and of no longer duration than is required by the event of Force Majeure and the effects thereof; and

(c)Seller exercises its commercially reasonable efforts to eliminate or mitigate the effects of the Force Majeure condition (except that resolution of strikes or other labor disputes shall be at Seller’s discretion).

9.2. Conditions of Excuse for Buyer

If, as a result of an event of Force Majeure, Buyer is rendered wholly or partly unable to perform its obligations under this Agreement, Buyer shall be excused except as specifically provided elsewhere in this Agreement, from only that portion of its performance that is prevented by such Force Majeure event to the extent so prevented; provided that:

(a)Buyer gives Seller prompt written notice within twenty-four (24) hours or as soon as reasonably practicable after the day that Buyer obtains actual knowledge thereof describing the particulars of the event of, and how such event qualifies as a Force Majeure, provided that the failure to provide such notice, or any deficiency in such notice, shall not affect Buyer’s ability to claim excuse unless such failure has actually resulted in prejudice to Seller;

(b)the permitted suspension of performance is of no greater scope and of no longer duration than is required by the event of Force Majeure and the effects thereof; and

(c)Buyer exercises its commercially reasonable efforts to eliminate or mitigate the effects of the Force Majeure condition (except that resolution of strikes or other labor disputes shall be at Buyer’s discretion).

9.3. Burden of Proof

The burden of proof as to whether a Force Majeure has occurred shall be upon the Party claiming Force Majeure.

9.4. Payment and Security Obligations Not Excused

Notwithstanding anything in this Agreement to the contrary, no payment obligation arising under this Agreement and no obligation to provide a Buyer Performance Security or a Seller Performance Security, as applicable, shall be excused by such event of Force Majeure.

9.5. Time Limits

(a)If at any time during the period of Force Majeure the non-performing Party fails to undertake or ceases undertaking its commercially reasonable efforts to remedy its inability to perform, then the non-performing Party shall no longer be excused from its performance.

(b)Seller shall, within sixty (60) days of the occurrence of a Force Majeure affecting Seller’s performance under this Agreement that Seller reasonably anticipates will last more than twelve (12) months after the commencement thereof, deliver to Buyer a detailed plan for the remedy of the Force Majeure condition, which plan shall include a detailed specification of Seller’s proposal (including a timetable) to remedy the Force Majeure condition and restore the Facilities to maximum attainable operating status.

(c)Notwithstanding anything to the contrary in this Agreement, if, as a result of an event of Force Majeure, Buyer is rendered wholly or partly unable to perform its obligations under this Agreement, Seller may offer and sell the Products to any third party until such time as the Buyer can resume performance under this Agreement.

9.6. Deadline Extended

Whenever either Party is required to commence or complete any action within a specified period, the performance of which action is excused under the terms of this Agreement by reasons of an event of Force Majeure, such period shall be extended by an amount equal to the duration of the period such performance was excused by such event of Force Majeure occurring or continuing during such period; provided, however, that the Term shall not be extended.

ARTICLE X: EVENTS OF DEFAULT; REMEDIES

10.1. List of Events of Default

Each of the following events, unless and to the extent expressly excused under the terms of this Agreement, shall constitute an “Event of Default” of the defaulting party (“Defaulting Party”), the other Party being the non-defaulting party (“Non-Defaulting Party”):

(a)The failure of a Party to make any undisputed payment due hereunder and such failure shall continue for five (5) Business Days after written notice demanding such payment is received.

(b)Any representation or warranty made by a Party herein or in any certificate or other document delivered by such Party pursuant hereto was false or misleading in any material respect when made, unless such false or misleading representation or warranty is capable of being cured or remedied and (i) the representation and warranty is contained in Sections 11.1(a) and 11.2(a) hereof and such Party shall promptly commence and diligently pursue action to cause such representation and warranty to become true in all material respects within two (2) Business Days or (ii) as to any other representation or warranty such Party shall promptly commence and diligently pursue action to cause such representation or warranty to become true in all material respects and does so within thirty (30) days after notice thereof has been given to such Party by the other Party.

(c)In the event a Party (or, during any period in which a Seller’s Guaranty is in effect, Seller’s Guarantor; or during any period in which a Buyer’s Guaranty is in effect, Buyer’s Guarantor) shall cease doing business as a going concern; shall generally not pay its debts as they become due or admit in writing its inability to pay its debts as they become due; shall file a voluntary petition in bankruptcy or shall be adjudicated as bankrupt or insolvent; shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy code or any other present or future applicable Law; shall seek or consent to or acquiesce in the appointment of any trustee, receiver, custodian or liquidator of such Party or of all or any substantial part of its properties; shall make an assignment for the benefit of creditors; or shall take any corporate action to authorize or that is in contemplation of the actions set forth above in this Section 10.1(c).

(d)In the event that within thirty (30) days after the commencement of any proceeding against a Party (or, during any period in which a Seller’s Guaranty is in effect, Seller’s Guarantor; or during any period in which a Buyer’s Guaranty is in effect, Buyer’s Guarantor) seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy code or any other statute or Law, such proceeding shall not have been dismissed, or if, within thirty (30) days after the appointment without the consent or acquiescence of such Party of any trustee, receiver, custodian or liquidator of such Party or of all or any substantial part of its properties, such appointment shall not have been vacated or stayed on appeal or otherwise, or if, within thirty (30) days after the expiration of any such stay, such appointment shall not have been vacated.

(e)A Party fails to comply or cause compliance with the Seller Performance Security or Buyer Performance Security, as applicable, requirements of Article VIII: , or Buyer’s Guarantor, if any, or Seller’s Guarantor, if any, breaches any of its obligations under the Buyer’s Guaranty or Seller’s Guaranty, as applicable, or if any representation or warranty made by Buyer’s Guarantor or Seller’s Guarantor, as applicable, in the Buyer’s Guaranty or Seller’s Guaranty, as applicable, shall prove to be incorrect in any material respect when made, unless any of the foregoing is cured by the end of the second (2nd) Business Day following receipt of a written notice from the other Party of a failure under this Section 10.1(e).

(f)The failure of Seller to provide Buyer’s employees, agents and other representatives reasonable access to witness testing of or to examine the Metering Devices after receiving notice to do so by Buyer as required under this Agreement, if such failure is not remedied (by re-testing) within ten (10) Business Days following receipt of a written notice by Buyer of such failure, subject to the Facilities being available for generating purposes at such time.

(g)Seller, or any of its employees, contractors, subcontractors, agents or representatives, willfully adjusts the Metering Devices or the interconnection facilities without Buyer’s written consent where such adjustment is intended to have the effect of falsely increasing the amounts owed by Buyer under this Agreement (it being agreed and understood that in any event, Seller shall correct the adjustment and compensate Buyer for the damages arising from such breach within ten (10) Business Days after notice is received by Seller).

(h)A Party violates the requirements of Article XVIII: through an attempted or purported assignment or transfer of this Agreement or an ownership interest in the Facilities or through a Change in Control.

(i)A material default in performance or observance of any agreement, undertaking, covenant or other obligation (other than as specified in the other provisions of this Section 10.1) contained in this Agreement by a Party unless, within thirty (30) days after written notice from the other Party specifying the nature of such material default, such Party cures such default or, if such cure cannot reasonably be completed within thirty (30) days and if such Party within such thirty (30) day period commences, and thereafter diligently and continuously proceeds to cure such default, said period shall be extended for such further period as shall be necessary for such Party diligently and continuously to cure such default, provided that the extended cure period shall not exceed ninety (90) days from the date of the original notice.

10.2. Remedies

If an Event of Default occurs at any time during the Term, the Non-Defaulting Party may, for so long as the Event of Default is continuing, subject to the provisions of Article XIX: , take one or more of the following actions: (i) establish a date (which date shall be no more than ten (10) Business Days after the Non-Defaulting Party delivers written notice of such date to the Defaulting Party) on which this Agreement shall terminate (the “Early Termination Date”), (ii) proceed by appropriate proceedings in accordance with this Agreement at Law, in equity or otherwise, to protect and enforce its right to damages (actual or liquidated) or, where the Event of Default is one other than the failure to pay money, equitable relief, including specific performance, and (iii) immediately cease performance or withhold any payments, or both, due in respect of this Agreement. For avoidance of doubt, in the event the Non-Defaulting Party ceases performance or withholds payment as provided in (iii) above, the Defaulting Party shall continue to be obligated to pay damages relating to the Defaulting Party’s failure to perform during such cessation or period of withholding. Notwithstanding anything to the contrary in this Agreement, if an Event of Default under Section 10.1(a) with respect to Buyer has occurred and is continuing, Seller may offer and sell Energy, Ancillary Services, and Environmental Attributes from the Facilities to any third party until such time as the Buyer can resume performance under this Agreement. The proceeds of any such sale shall be applied as an offset to amounts otherwise owed by Buyer to Seller under this Agreement.

10.3. Rights of Specific Performance

In the case of an Event of Default, the Parties recognize that any remedy at law may be inadequate because this Agreement is unique and/or because the actual damages of the Non-Defaulting Party may be difficult to reasonably ascertain and/or may exceed the amount of any guaranty or other collateral available to the Non-Defaulting Party. Therefore, the Parties agree that the Non-Defaulting Party shall be entitled to pursue an action for specific performance, and the Defaulting Party waives all of its rights to assert as a defense to such action that the Non-Defaulting Party’s remedy at law is adequate.

10.4. Limitation of Liability

THE PARTIES CONFIRM THAT THE EXPRESS REMEDIES AND MEASURES OF DAMAGES PROVIDED IN THIS AGREEMENT SATISFY THE ESSENTIAL PURPOSES HEREOF FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED. UNLESS EXPRESSLY HEREIN OTHERWISE PROVIDED, AND EXCEPT FOR (AND SPECIFICALLY LIMITED TO THE EXTENT OF) THE PAYMENT OF LIQUIDATED DAMAGES SPECIFIED HEREIN, NEITHER PARTY NOR THEIR AFFILIATES SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS (WHICH DOES NOT INCLUDE RECOVERY FOR ACCRUED DELIVERED ENERGY PAYMENTS) OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT; PROVIDED, HOWEVER, THAT THIS SENTENCE SHALL NOT APPLY (A) TO LIMIT THE LIABILITY OF A PARTY WHOSE ACTIONS GIVING RISE TO SUCH LIABILITY CONSTITUTE WILLFUL MISCONDUCT OR (B) TO ANY INDEMNITY OBLIGATION PROVIDED HEREIN. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE ACTUAL DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT, AND THE LIQUIDATED DAMAGES DO NOT CONSTITUTE A PENALTY AND ARE A REASONABLE ADVANCE APPROXIMATION OF THE HARM OR LOSS. THE PARTIES FURTHER EXPRESSLY AGREE THAT NEITHER SHALL HAVE THE RIGHT, AND EACH WAIVES ALL RIGHTS, TO BRING AN ACTION AGAINST THE OTHER

(INCLUDING ANY AFFILIATE OF THE OTHER) IN TORT OR STRICT LIABILITY FOR ANY ACT(S) OR OMISSIONS CONSTITUTING A BREACH OR ALLEGED BREACH OF CONTRACT.

10.5. Disclaimer of Warranties

NEITHER PARTY TO THIS AGREEMENT MAKES ANY REPRESENTATION, WARRANTY OR INDEMNITY, EXPRESS OR IMPLIED, TO THE OTHER PARTY TO THIS AGREEMENT EXCEPT FOR THE REPRESENTATIONS, WARRANTIES AND INDEMNITIES EXPRESSLY SET FORTH IN THIS AGREEMENT.

ARTICLE XI: REPRESENTATIONS, WARRANTIES AND COVENANTS

11.1. Representations and Warranties of Buyer

Buyer makes the following representations and warranties to Seller, each of which is true and correct as of the Effective Date and representations and warranties (a)-(f) shall also be true and correct as of the Execution Date:

(a)Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Wisconsin.

(b)Buyer possesses all requisite power and authority to enter into and perform this Agreement and to carry out the transactions contemplated herein. Buyer has all legal power and authority to own and use its properties and to transact the business in which it engages or proposes to engage and holds or will obtain on or before the time required all Authorizations necessary and required therefor.

(c)Except with respect to the Buyer Approval, Buyer’s execution, delivery and performance of this Agreement have been duly authorized by, or are in accordance with, its articles of incorporation and by-laws; this Agreement has been duly executed and delivered for it by the signatories so authorized; and this Agreement constitutes Buyer’s legal, valid and binding obligation, enforceable against it in accordance with the terms hereof, except as such enforceability may be limited by applicable bankruptcy laws from time to time in effect that affect creditors’ rights generally or by general principles of equity (regardless of whether such enforcement is considered in equity or at law).

(d)Except with respect to the Buyer Approval and the PSCW Approval, Buyer’s execution, delivery and performance of this Agreement (i) will not result in a breach or violation of, or constitute a default under, or conflict with any material Authorization, or any material contract, lease or other agreement or instrument to which it is a party, or by which it or its properties may be bound or affected; and (ii) does not require any Authorization, or the consent, authorization or notification of any other Person, or any other action by or with respect to any other Person (except for Authorizations and consents or authorizations of other Persons already obtained, notifications already delivered, or other actions already taken or necessary or required Authorizations it will obtain on or before the time required).

(e)No suit, action or arbitration, or legal, administrative or other proceeding is pending or, to Buyer’s knowledge, has been threatened against Buyer that purports to materially adversely affect the validity or enforceability of this Agreement or the ability of Buyer to perform its obligations hereunder, or that would, if adversely determined, have a material adverse effect on the business or financial condition of Buyer. There are no bankruptcy, insolvency, reorganization, receivership or other proceedings pending against or being contemplated by Buyer, or, to Buyer’s knowledge, threatened against it.

(f)Buyer is not in breach of, in default under, or in violation of, any applicable Law, or the provisions of any Authorization, or in breach of, in default under, or in violation of, or in conflict with any provision of any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, or other agreement by which it is bound, except for any such breaches, defaults, violations or conflicts which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the business or financial condition of Buyer or its ability to perform its obligations hereunder.

(g)Buyer is a qualified MISO Network Customer as defined in the MISO Tariff.

11.2. Representations and Warranties of Seller

Seller makes the following representations and warranties to Buyer as of the Execution Date and the Effective Date:

(a)Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Wisconsin and qualified to do business in the State of Wisconsin, and is the sole owner of the Facilities.

(b)Seller possesses all requisite power and authority to enter into and perform this Agreement and to carry out the transactions contemplated herein. Seller has all legal power and authority to own and use its properties and to transact the business in which it engages or proposes to engage and holds or will obtain on or before the time required all Authorizations necessary and required therefor.

(c)Seller’s execution, delivery and performance of this Agreement have been duly authorized by, or are in accordance with, its articles of organization and operating agreement; this Agreement has been duly executed and delivered for it by the signatories so authorized; and this Agreement constitutes Seller’s legal, valid and binding obligation, enforceable against it in accordance with the terms hereof, except as such enforceability may be limited by applicable bankruptcy laws from time to time in effect that affect creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in equity or at law).

(d)Seller’s execution, delivery and performance of this Agreement (i) will not result in a breach or violation of, or constitute a default under, or conflict with any Authorization, or any contract, lease or other agreement or instrument to which it is a party, or by which it or its properties may be bound or affected; and (ii) does not require any Authorization, or the consent, authorization or notification of any other Person, or any other action by or with respect to any other Person (except for Authorizations and consents or authorizations of other Persons already obtained, notifications already delivered, or other actions already taken or necessary or required Authorizations it will obtain on or before the time required).

(e)No suit, action or arbitration, or legal, administrative or other proceeding is pending or, to Seller’s knowledge, has been threatened against Seller that purports to materially adversely affect the validity or enforceability of this Agreement or the ability of Seller to perform its obligations hereunder, or that would, if adversely determined, have a material adverse effect on the business or financial condition of Seller. There are no bankruptcy, insolvency, reorganization, receivership or other proceedings pending against or being contemplated by Seller, or, to Seller’s knowledge, threatened against it.

(f)Seller is not in breach of, in default under, or in violation of, or in conflict with any applicable Law, or the provisions of any Authorization, or in breach of, in default under, or in violation of, or in conflict with, any provision of any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, or other agreement by which it is bound, except for any such breaches, defaults, violations or conflicts which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the business or financial condition of Seller or its ability to perform its obligations hereunder.

11.3. Covenants of Seller

Seller hereby covenants and agrees that throughout the Term:

(a)Subject to Section 13.2, as well as actions taken by Seller that are required with respect to activities of the Medical Isotopes Project, no modifications to, or expansion of, the Facilities that would have a material adverse effect on Buyer’s rights or obligations under this Agreement will occur without the prior written consent of Buyer, such consent not to be unreasonably withheld.

11.4. Covenants of Parties Relating to Regulatory Matters

Buyer shall use commercially reasonable efforts to, as promptly as practicable after the Execution Date, and at its sole expense, prepare and make with PSCW all necessary filings, applications, notices, or other documentation required to be made in order to obtain a final written order of PSCW’s approving this Agreement (“PSCW Approval”). Except as provided in the preceding sentence, Buyer shall use its best efforts to ensure that (a) PSCW Approval is obtained on or prior to the applicable date set forth in Section 13.2(a) and (b) on or prior to the Unit 1 Commencement Date, Buyer is a qualified MISO customer as defined in the MISO Tariff. Buyer shall keep Seller informed as promptly as reasonably practicable and consult with Seller with respect to the content of filings, applications, notices or other documentation relating to PSCW Approval and MISO qualification. Seller shall reasonably cooperate with Buyer in connection with Buyer’s efforts to file for and obtain PSCW Approval.

11.5. Buyer Approval

The obligations of Buyer under this Agreement are subject to Buyer diligently pursuing and receiving all approvals of the board of directors of Buyer and its Affiliates, including, if applicable, the approval of the board of directors of WEC Energy Group, Inc., as Buyer determines in its sole discretion are required under its and their respective constituting documents for the performance by Buyer of its obligations under this Agreement (the, “Buyer Approval”), on or prior to the date that is 10 days after the Execution Date (the “Buyer Approval Date”).

ARTICLE XII: INDEMNITY

12.1. Indemnification By Seller

(a)Seller shall defend, indemnify and hold harmless Buyer and its officers, directors, employees and agents from and against any and all costs, expense, damage, liability or loss, including reasonable attorneys’ fees, resulting from or arising out of any Claims arising from the failure of Seller to fulfill its obligations under this Agreement.

(b)Seller shall defend, indemnify and hold harmless Buyer and its officers, directors, employees and agents from and against all loss, damage, expense, costs and liability, including reasonable attorneys’ fees, arising from any Claims against Buyer arising from injury to or death of Persons or damage to or destruction of property occurring at the Facilities to the extent such injury, death or damage is not caused by the willful misconduct of Buyer, its Affiliates or Associates while on Seller’s premises at the Facilities.

12.2. Indemnification by Buyer

(a)Buyer shall defend, indemnify and hold harmless Seller and its officers, directors, employees and agents from and against all loss, damage, expense, costs and liability, including reasonable attorneys’ fees, resulting from or arising out of any Claims arising from the failure of Buyer to fulfill its obligations under this Agreement.

(b)Buyer shall defend, indemnify and hold harmless Seller and its officers, directors, employees and agents from and against all loss, damage, expense, costs and liability, including reasonable attorneys’ fees, arising from any Claims against Seller arising from injury to or death of Persons or damage to or destruction of property occurring at the Facilities to the extent such injury, death or property damage is caused by the negligence or willful misconduct of Buyer, its Affiliates or Associates while at the Facilities and not by the willful misconduct by Seller, its Affiliates, or Associates while on Seller’s premises at the Facilities.

12.3. Joint Negligence

In the case of joint or concurring negligence or other fault of the Parties giving rise to a loss or Claim against either one or both of them, each shall have rights of contribution against the other Party in proportion to their comparative negligence as determined by the court trying the matter in dispute. Each Party shall promptly notify the other Party of the assertion of any Claim against which such other Party may be required to provide indemnity hereunder and shall give the other Party an opportunity to defend such Claim. These indemnification provisions are for the protection of the Parties hereto only and shall not establish, of themselves, any liability to third parties.

12.4. Responsibility for Employees

The Parties agree that, as between themselves, each Party shall be responsible for the acts and omissions of, and any Claims by, its employees and agents, irrespective of any limitation on the amount or type of damages, compensation or benefits payable by or for such Party under Workers’ Compensation Laws, disability benefit acts or other employee benefit acts; provided, however, that the foregoing is not intended to create third party beneficiary rights in any party not a Party to this Agreement. Each Party shall indemnify the other Party from and against all liabilities, Claims, damages, suits, fines or judgments for injury or death to any third party and damage to or destruction of property of any third party, to the extent caused by such Party’s employees’ or agents’ negligence or willful misconduct.

12.5. Notice and Participation

If any Party entitled to indemnification hereunder (the “Indemnified Party”) intends to seek indemnification under this Article XII: from any other Party (the “Indemnifying Party”) with respect to any Claim, the Indemnified Party shall give the Indemnifying Party notice of such Claim upon the receipt of actual knowledge or information by the Indemnified Party of any possible Claim or of the commencement of such Claim, which period shall in no event be later than the lesser of (i) fifteen (15) Business Days prior to the last day for responding to such Claim or (ii) one-half of the period allowed for responding to such Claim. The Indemnifying Party shall have no liability under this ARTICLE XII for any Claim for which such notice is not provided, to the extent that the failure to give such notice prejudices the Indemnifying Party. The Indemnifying Party shall have the right to assume the defense of any such Claim, at its sole cost and expense, with counsel designated by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided, however, that if the defendants in any such Claim include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party, the Indemnified Party shall have the right to select separate counsel, at the Indemnifying Party’s expense, to assert such legal defenses and to otherwise participate in the defense of such Claim on behalf of such Indemnified Party. Should any Indemnified Party be entitled to indemnification under this ARTICLE XII as a result of a Claim, and should the Indemnifying Party fail to assume the defense of such Claim, the Indemnified Party may, at the expense of the Indemnifying Party, contest (or, with or without the prior consent of the Indemnifying Party, settle) such Claim. Except to the extent expressly provided herein, no Indemnified Party shall settle any Claim with respect to which it has sought or intends to seek indemnification pursuant to this Section 12.5 without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. Except to the extent expressly provided herein, no Indemnifying Party shall settle any Claim with respect to which it may be liable to provide indemnification pursuant to this Article XII: without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld; provided, however, that if the Indemnifying Party has reached a bona fide monetary settlement agreement with the plaintiff(s) in any such Claim and the Indemnified Party does not consent to such settlement agreement, then the dollar amount specified in the settlement agreement, plus the Indemnified Party’s legal fees and other costs related to the defense of the Claim prior to the date of such settlement agreement, shall act as an absolute maximum limit on the indemnification obligation of the Indemnifying Party.

12.6. Payment of Indemnification Claims

The Indemnifying Party shall pay any amount due pursuant to this Article XII within ten (10) Business Days after the determination of the amount of any such indemnification, to the extent that the existence and entitlement to indemnification is not disputed by the Indemnifying Party, or within ten (10) Business Days after the conclusion of any Dispute Resolution Procedures, to the extent that the existence or entitlement to indemnification is disputed by the Indemnifying Party and is established pursuant to such Dispute Resolution Procedures.

12.7. Survival of Obligation

The duty to indemnify under this ARTICLE XII shall continue in full force and effect notwithstanding the expiration or termination of this Agreement, with respect to any loss, liability, damage, claim or other expense based on facts or conditions which occurred prior to such termination.

ARTICLE XIII: TERM

13.1. Term and Conditions Precedent

(a)Subject to the terms and conditions of this Agreement (including those in the Preamble, as to which provisions of this Agreement are deemed effective as of the Execution Date), this Agreement shall become fully effective on the Effective Date, provided that (i) Buyer has obtained PSCW Approval; (ii) Buyer has obtained Buyer Approval; and (iii) Buyer is at that time a qualified MISO customer as defined in the MISO Tariff.

(b)Unless terminated earlier, as expressly provided herein, this Agreement shall continue to be effective until the expiration of the Delivery Period. Notwithstanding anything to the contrary under this Agreement, (i) the obligation of Seller to sell, and the obligation of Buyer to purchase (including the obligation to make any payments for), any Products with respect to Unit 1 shall only be effective during the Delivery Period – Unit 1, and (ii) the obligation of Seller to sell, and the obligation of Buyer to purchase (including the obligation to make any payments for), any Products with respect to Unit 2 shall only be effective during the Delivery Period – Unit 2.

13.2. Termination

(a)Seller or Buyer shall have the right to terminate this Agreement with immediate effect upon written notice to the other if PSCW Approval is not obtained on or before January 1, 2028; provided, however, that such date shall automatically be extended to July 1, 2028 if, as of January 1, 2028, the PSCW Approval is (in the good faith determination of Buyer) still reasonably capable of being obtained and Buyer is pursuing the PSCW Approval in good faith.

(b)Seller or Buyer shall have the right to terminate this Agreement with immediate effect upon written notice to the other if Buyer Approval is not obtained on or before the Buyer Approval Date.

(c)If the continued operation of a Unit pursuant to this Agreement has become materially adverse to Seller such that the continued operation of such Unit is no longer feasible, prudent or sustainable, Seller shall have the right to elect to permanently shut down such Unit upon written notice of termination of this Agreement in relation to such Unit effective on the later of (i) twenty-four (24) months after such notice, and (ii) the permanent shutdown of such Unit; provided, that (1) in the event that the resulting early Unit 1 Termination Date or Unit 2 Termination Date would fall during any Peak Period, the Unit I Termination Date or Unit 2 Termination Date, as applicable, shall be extended until the day after the end of such Peak Period; and (2) this Agreement shall be in full force and effect and Seller shall continue to perform its obligations under this Agreement, and shall be liable for any failure to perform as provided herein, through such remaining effectiveness of this Agreement (as to such Unit and through the remainder of the Term as to the other Unit). In order to exercise its termination rights under this provision, Seller shall provide documentation reasonably acceptable to Buyer that the shutdown of a Unit constitutes a permanent shutdown. A certification of permanent cessation of operations submitted to the NRC pursuant to 10 CFR § 50.82(a)(l)(i) shall constitute acceptable documentation.

(d)Neither Party shall have any further liability upon the effectiveness of a termination of this Agreement pursuant to this Section 13.2 except for those obligations that by their express terms are to survive termination of this Agreement.

13.3. Effect of Termination

Termination of this Agreement shall not terminate the rights or duties of either Party hereunder with respect to any obligations due to be performed on or before the effective date of termination.

ARTICLE XIV: ADMINISTRATIVE COMMITTEE

14.1. Purpose

From time to time various administrative and technical matters may arise in connection with the terms and conditions of this Agreement which will require the cooperation and consultation of the Parties and the exchange of information. As a means of providing for such cooperation, consultation and exchange, an Administrative Committee is hereby established with the functions described in Section 14.3. However, the Administrative Committee shall not (a) have the authority to amend this Agreement or (b) diminish in any manner the authority or responsibility of either Party as set forth in the various sections of this Agreement. Membership

The Administrative Committee shall have two (2) members, each an “Operating Contact.” Within sixty (60) days after execution of this Agreement, each Party shall designate its Operating Contact (and alternate) and shall promptly give written notice thereof to the other Party. Thereafter, each Party shall promptly give written notice to the other Party of any change in the designation of its Operating Contact. All actions taken by the Administrative Committee must be approved by both Operating Contacts.

14.2. Meetings

Meetings as are reasonably required may be called by either Operating Contact with as much advance notice as is practicable. Meetings may be attended by other representatives of the Parties. Meetings of the Administrative Committee under this Agreement may (and generally shall, following the Execution Date) be held jointly with meetings of the administrative committee under the Existing PPA, in order to coordinate activities among and disposition of matters affecting Seller and Buyer relating to all Facilities covered by the PPAs.

14.3. Functions

The Administrative Committee shall have the following functions:

(a)Provide liaison between the Parties at the management level and exchange information with respect to significant matters arising under this Agreement.

(b)Appoint ad hoc committees, the members of which need not be the Operating Contacts, as necessary to perform detailed work and conduct studies regarding matters requiring investigation.

(c)Review, discuss and attempt to resolve disputes arising under this Agreement; provided, that the Administrative Committee shall not limit the provisions of Article XIX: .

(d)Provide liaison between the Parties concerning the status and operation of the Facilities.

14.4. Expenses

Each Party shall be responsible for the salary and out-of-pocket expenses of its Operating Contact and its other attendees. All other expenses incurred in connection with the performance by the Administrative Committee of its functions shall be allocated and paid as determined by the Administrative Committee.

ARTICLE XV: NOTICES

15.1. Notices in Writing

All notices or other communications which are required or permitted under this Agreement shall be effective if they are in writing and delivered personally or by certified mail (postage prepaid and return receipt requested), reputable overnight delivery service, or telecopy or other confirmable form of electronic delivery, to the following address (except as to notices which are required by this Agreement to be delivered to a Party’s Operating Contact or to the Dispatch Authority Function or the Balancing Authority Function, which shall be delivered to such Party’s Operating Contact or to the Dispatch Authority Function or the Balancing Authority Function, as the case may be):

(a)if to Seller:

NextEra Energy Point Beach, LLC
700 Universe Boulevard
Juno Beach, FL 33408
Attention: Matthew Roskot and Vice President, Business Management – North
[    ] and dl-nextera-north-
[    ]

(b)With a copy to:

NextEra Energy Resources, LLC
700 Universe Boulevard
Juno Beach, FL 33408
Attention: General Counsel
[    ] and
[    ]

(c)if to the Buyer:

Wisconsin Electric Power Company
333 West Everett Street, Room A214
Milwaukee, Wisconsin 53203
Attention: Trading and Operations
[    ]

or to such other person or address as the addressee may have specified in a notice duly given to the sender as provided herein.

15.2. Date of Notification

All notices or communications duly delivered or mailed and postmarked to a Party hereto as provided in Section 15.1 shall be effective as of the date of receipt.

15.3. Oral Notice in Emergency

Notwithstanding the provisions of Section 15.1, any notice required hereunder with respect to an occurrence or event requiring immediate attention may be made orally, by telephone or otherwise, provided such notice shall be confirmed in writing within 24 hours thereafter. Each Party shall make any such oral notice directly to the Operating Contact of the other Party.

ARTICLE XVI: CONFIDENTIALITY

16.1. Confidentiality.

(a)Confidential Information. Except as otherwise expressly provided in this Section 16.1, each Party agrees that all Confidential Information will be kept confidential and will not be disclosed by such Party; provided, that the foregoing restriction shall not apply to information which (i) is lawfully and independently obtained by an Party from a third party without restriction as to disclosure by such Party, (ii) was known by a Party prior to its disclosure by or on behalf the disclosing Party, (iii) is in the public domain or enters into the public domain through no fault of a Party, (iv) is independently developed by a Party without reference to information provided by or on behalf of the disclosing Party, or (v) a Party is required by Law or legal process to disclose (in which case such Party shall promptly notify the other Party in writing prior to making any such disclosure in order to facilitate such Party’s efforts to seek a protective order or other appropriate remedy from the proper authority, and agrees to cooperate with the other Party in seeking such order or other remedy). A Party may disclose Confidential Information to its Affiliates and any of its or its Affiliates’ respective Representatives, using the same degree of care used to protect its own confidential or proprietary information of like importance, but in any case using no less than a reasonable degree of care; provided, such Representatives agree to keep such Confidential Information confidential on terms substantially similar to the terms set forth herein, and such Party shall be responsible for such Representatives doing so. Confidential Information shall not otherwise be disclosed to any third party without the prior written consent of the Parties.

(b)Notification. The Parties further agree to notify each other of any requests by a third party, including any Governing Authority, for the disclosure of any information to be treated as confidential pursuant to this Article XVI: and to reasonably cooperate with each other in attempting to preserve the confidentiality of such information to the greatest extent consistent with applicable Laws.

(c)Permitted Disclosures. Notwithstanding anything to the contrary herein, without the consent of the other Party (but subject to this Section 16.1(c)), a Party may provide Confidential Information to the PSCW, NRC, FERC, MISO or any other Governing Authority having jurisdiction over Point Beach or any stock exchange as may be necessary in connection with this Agreement or any WEPCO Power Purchase Agreement. Prior to any such disclosure to any Governing Authority, the disclosing Party shall seek confidential treatment for the Confidential Information provided to any such Governing Authority and the disclosing Party shall notify the other Party as far in advance as practical of its intention to release to any Governing Authority any such Confidential Information. In the event that a Party is requested or required by Governing Authority or a party to Governing Authority proceeding to disclose any Confidential Information, the applicable Party requested or required to make the disclosure shall provide the other Party with prompt written notice of any such request or requirement so that the other Party may seek a protective order or other appropriate remedy and/or waive compliance with this Section 16.1. If, in the absence of a protective order or other remedy or the receipt of a waiver from the applicable Party, the Party requested or required to make the disclosure is legally compelled to disclose the other Party’s Confidential Information to any Governing Authority or a party in a Governing Authority proceeding, the Party requested or required to make the disclosure may, without liability hereunder, disclose to such Governing Authority or such party only that portion of the other Party’s Confidential Information which is legally required to be disclosed. In addition, without the consent of the other Party, a Party may disclose the existence, but not the terms and conditions of, this Agreement and any WEPCO Power Purchase Agreement to third parties as may be necessary to perform its obligations under this Agreement or any WEPCO Power Purchase Agreement.

16.2. Survival of Confidentiality

The provisions of this Article XVI: shall survive the expiration or termination of this Agreement for a period of three (3) years.

ARTICLE XVII: INSURANCE

17.1. Coverage and Amounts of Seller

From and after the Effective Date, Seller shall procure, pay premiums for and maintain in full force and effect the insurance coverages described below.

(a)Worker’s Compensation Insurance with statutory limits as required by the Laws of the State of Wisconsin, and Employer’s Liability with minimum limits of one million dollars ($1,000,000) or as established by state or federal Law, if applicable. This insurance shall include all applicable maritime coverages as required by Law.

This policy is to be endorsed to include a waiver of subrogation in favor of the Buyer.

(b)Commercial General and Umbrella/Excess Liability insurance, including coverage for (i) premises/operations, (ii) independent contractor, (iii) products and completed operations, (iv) broad form contractual liability, (v) broad form property damage, (vi) explosion, collapse and underground damage exclusion deletion, and (vii) personal injury, all with limits of not less than twenty five million dollars ($25,000,000) each occurrence and in the aggregate.

(c)Business Auto Liability Insurance, covering all vehicles and automobiles whether owned, leased, or rented when used by Seller in connection with performance of this Agreement and including commercially reasonable coverage for each accident of bodily injury and property damage.

(d)Nuclear primary and excess property insurance in the amount that is reasonably consistent with the custom in the commercial nuclear power industry and which, at a minimum, satisfies the requirements of 10 CFR 50.54(w), currently one billion sixty million dollars ($1,060,000,000). Deductibles shall be reasonably consistent with the custom in the commercial nuclear power industry, but shall not exceed $10,000,000 (plus ten percent (10%) co-insurance for the first four hundred million dollars ($400,000,000) of loss) without the written consent of Buyer, such consent not to be unreasonably withheld.

(e)Nuclear liability insurance from American Nuclear Insurers in accordance with the Price Anderson Act until such time as the NRC shall release Seller from this obligation. Should the Price Anderson Act be repealed, the Seller shall at its cost, provide insurance or other similar financial protection affording coverage consistent with coverages maintained for other nuclear power plants from the commercial marketplace to the extent such coverage is commercially available and to the extent that such coverage is available at commercially reasonable rates. Such insurance shall include, at a minimum, the following policies (as such are in effect for Unit 1 and Unit 2 as of the Effective Date):

(i)Facility Form
(ii)Secondary Financial Protection
(iii)Master Worker
(iv)Suppliers and Transporters

(f)NEIL nuclear business interruption and extra expense insurance in an amount that is reasonably consistent with the custom in the commercial nuclear power industry, but only to the extent of available limits remaining and in coordination with the amount purchased by the Buyer.

(g)Notwithstanding the foregoing, Seller may self-insure to meet the minimum insurance requirements above to the extent it maintains a self-insurance program; provided that Seller (or its guarantor’s) Credit Rating is rated Investment Grade or better and that its self-insurance program meets the above minimum insurance requirements. Self-insurance shall be approved and recognized by the State of Wisconsin for workers compensation and automobile liability. For any period of time that Seller (or its guarantor’s) does not have an Investment Grade Credit Rating, Seller shall comply with the above minimum insurance requirements. In the event that Seller is permitted to self-insure pursuant to this Section 17.1, Seller shall notify Buyer that Seller meets the requirements to self-insure and that its self-insurance program meets the above minimum insurance requirements.

17.2. Insurance Certificates

On the Effective Date, and thereafter from time to time at the request of Buyer, Seller shall provide certificates of insurance from insurance companies having a Best rating of A minus or better confirming that the insurance coverages required herein are maintained. Seller shall use commercially reasonable efforts to provide certificates that provide that Buyer be given thirty (30) days prior written notice by the insurer, or its authorized representative, of any cancellation and ten (10) days’ prior written notice due to cancellation for nonpayment of premiums for any required coverage provided by such insurer as evidenced by the certificates. In addition, Seller agrees to provide notice to Buyer of any material change in the insurance coverages or policies required hereby.

17.3. Coverage For Full Term

All required coverages shall remain in full force and effect during the Term. Seller’s liability under this Agreement shall not be limited to or by the insurance coverages required by this Agreement.

ARTICLE XVIII: ASSIGNMENT

18.1. Binding Effect

This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assignees.

18.2. Assignment

Neither Party may assign its rights or delegate its duties under this Agreement or undergo a change in control except to the extent that any such action would constitute a Permitted Transfer (including the provisions thereof with respect to a Change in Control).

18.3. Permitted Transfer.

Notwithstanding Section 18.2 or anything expressed or implied to the contrary in this Agreement or any WEPCO Power Purchase Agreement, each of the transactions set forth in clauses (a) and (b) of this Section 18.3 (each, a “Permitted Transfer”) are permitted to occur under this Agreement.

(a)With respect to Seller, each of the following transactions may be effectuated without any Buyer’s consent, but with prior notice to Seller:

(i)transactions among Affiliates of Seller, including any corporate reorganization, merger, combination or similar transaction or transfer of assets or ownership interests involving Seller or its Affiliates; provided (i) no Person that is not a wholly-owned, direct or indirect subsidiary of NextEra Energy, Inc. becomes Seller, (ii) the transferee shall have (A) executed and delivered to Buyer a written agreement under which the transferee assumes in writing all of NEPB’s duties and obligations, under this Agreement and the Existing PPA, and otherwise agreed to be bound by all of the terms and conditions of this Agreement and the Existing PPA, and (B) an Investment Grade Credit Rating or provided Seller Performance Security that complies with Section 8.1, and (iii) if any subsidiary of NextEra Energy, Inc. other than NEPB is to become Seller, such subsidiary shall be a successor entity to NEPB via merger or acquisition of all or substantially all of NEPB’s assets, or shall otherwise be a Qualified Operator;

(ii)a Change in Control of NextEra Energy, Inc., NextEra Energy Resources, LLC, or NextEra Energy Capital Holdings, Inc.; provided, that, in the event the relevant transferee, general partner, surviving entity, or recipient of “control” (as defined in Rule 12b-2 under the Securities Exchange Act of 1934) does not have an Investment Grade Credit Rating, such Change in Control shall require the consent of Buyer;

(iii)a transfer of Point Beach (or the direct or indirect ownership of equity interests in NEPB) packaged with any of the following: (A) all or substantially all of the assets of NextEra Energy Resources, LLC or NextEra Energy, Inc.; (B) all or substantially all of NextEra Energy Resources, LLC or its ultimate parent company’s energy generation portfolio; or (C) all or substantially all of NextEra Energy Resources, LLC’s or its ultimate parent company’s nuclear generation portfolio; provided, that in the case of each of (A), (B) and (C): the transferee (x) shall have executed and delivered to Buyer a written agreement under which the transferee assumes in writing all of NEPB’s duties and obligations under this Agreement and the Existing PPA, and otherwise agrees to be bound by all of the terms and conditions of this Agreement and the Existing PPA, (y) shall have an Investment Grade Credit Rating or provides Seller Performance Security that complies with Section 8.1 and (z) shall be (or have contracted with) a Qualified Operator.

(b)With respect to Buyer, each of the following transactions may be effectuated without the consent of Seller, but with prior notice to Seller:

(i)transactions among Affiliates of Buyer, including any corporate reorganization, merger, combination or similar transaction or transfer of assets or ownership interests involving Buyer or its Affiliates; provided (i)

no Person that is not a wholly-owned, direct or indirect subsidiary of WEC Energy Group, Inc. becomes Buyer, and (ii) if any subsidiary of WEC Energy Group, Inc, other than WEPCO, is to become Buyer, the transferee shall have (A) executed and delivered to Seller a written agreement under which the transferee assumes in writing all of WEPCO’s duties and obligations under this Agreement and the Existing PPA, and otherwise agreed to be bound by all of the terms and conditions of this Agreement and the Existing PPA, and (B) an Investment Grade Credit Rating or provided Buyer Performance Security that complies with Section 8.2; or

(ii)a Change in Control of WEPCO or WEC Energy Group, Inc.; provided, that, in the event the relevant transferee, general partner, surviving entity, or recipient of “control” (as defined in Rule 12b-2 under the Securities Exchange Act of 1934) does not have an Investment Grade Credit Rating, such Change in Control shall require the consent of NEPB.

(c)All Permitted Transfers shall be subject to the receipt of any required authorizations, consents or approvals from any Governing Authority, including without limitation, the NRC. No transaction shall be a Permitted Transfer if it would result in the loss or recapture of any ITC, Nuclear PTC, PTC, or other applicable Tax attributes. Once an assignee provides replacement Seller Performance Security or Buyer Performance Security, as applicable, the existing credit support of the applicable Party shall be promptly returned to the transferring Party.

ARTICLE XIX: DISPUTE RESOLUTION

19.1. General Provisions

Every Dispute between the Parties arising out of or in connection with this Agreement shall be resolved in accordance with this ARTICLE XIX, to the extent permitted by Law.

19.2. Negotiation

In the event of a Dispute, the Parties shall in good faith attempt to resolve such Dispute by negotiations through the Administrative Committee following provision by a Party of written notice to the other Party specifying the existence of a Dispute. Should resolution not be achieved within fifteen (15) days of a Party having given written notice of the Dispute to the other Party, through Operating Contacts on the Administrative Committee, the Administrative Committee shall refer the Dispute to senior executives of the Parties who shall have authority to settle the matter (the “Senior Executives”). Within fifteen (15) days after receipt by a Party of the referral notice, the Party receiving the notice shall submit to the disputing Party a written response. The referral notice and the response shall each include: (a) a statement of the submitting Party’s position and a summary of arguments supporting that position; and (b) the name and title of the Senior Executive who will represent the submitting Party and of any other natural person who will accompany the Senior Executive. Within thirty (30) days after delivery of the disputing Party’s referral notice, the Senior Executives of the Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. All reasonable requests for information made by the Parties to each other will be honored. All negotiations pursuant to this Section 19.2 are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Dispute has not been resolved by negotiation between the Senior Executives within forty-five (45) days of receipt of the disputing Party’s referral notice, or if the Senior Executives failed to meet within thirty (30) days after receipt of the disputing Party’s referral notice, any Party may then submit such Dispute (other than with respect to a Budget Dispute) to the courts pursuant to Section 22.2(b).

19.3. Binding Upon Parties

In the resolution of any Dispute pursuant to this Article XIX, each of the Parties, their Operating Contacts and Senior Executives shall give effect to this Article XIX.

19.4. Continued Performance

Subject to the provisions of Section 10.2, notwithstanding any Dispute between the Parties and pending the final decision of a Dispute, each Party shall continue to perform its respective obligations under this Agreement.

ARTICLE XX: COMPLIANCE WITH LAWS; TAXES

20.1. Compliance with Laws

Each Party shall at all times comply with all applicable Laws relating to the performance of its obligations under this Agreement. Each Party shall give all required notices, shall procure and maintain all necessary Authorizations and inspections necessary for its performance of this Agreement, and shall pay all charges and fees in connection therewith.

20.2. Mobile-Sierra

It is the intent of the Parties that the rates and all other terms and conditions of the services provided hereunder shall not be subject to change under Sections 205 or 206 of the Federal Power Act of 1935, 16 U.S.C. § 791 et seq., (or any successor legislation) without the consent of both Parties. Each of the Parties hereto agrees not to unilaterally file with the FERC a change in the rates, terms or conditions of this Agreement. Moreover, absent agreement of all Parties to a proposed change, the standard of review for changes to any rate, term or condition of this Agreement proposed by a non-Party or the FERC or any other Governing Authority acting sua sponte shall be the “public interest” standard of review set forth in United Gas Pipe Line Co. v. Mobile Gas Services Corp., 350 U.S. 332 (1956) and Federal Power Commission v. Sierra Pac Power Co., 350 U.S. 348 (1956) and clarified by Morgan Stanley Capital Group, Inc. v. Public Util. Dist. No. 1 of Snohomish County, 554 U.S. 527 (2008). To the extent that the FERC adopts specific language that parties must incorporate into agreements in order to bind the FERC, third parties and themselves to a public interest standard of review, the Parties hereby incorporate such language herein by reference.

20.3. Taxes and Other Charges

(a)Seller’s Taxes

Seller is liable for and shall pay, or cause to be paid, or reimburse Buyer if Buyer has paid, all Taxes applicable to any transaction arising out of this Agreement at or prior to the Delivery Point on the sale of Energy, Capacity, Ancillary Services, or Environmental Attributes to Buyer. Seller shall indemnify, defend and hold harmless Buyer from any Claims for such Taxes applicable prior to the Delivery Point.

(b)Buyer’s Taxes

Buyer is liable for and shall pay, or cause to be paid, or reimburse Seller if Seller has paid, all Taxes applicable to any transaction arising out of this Agreement after the Delivery Point on the sale by Buyer of Energy, Capacity, or Ancillary Services. Buyer shall indemnify, defend and hold harmless Seller from any Claims for such Taxes applicable after the Delivery Point.

(c)Certificate of Tax Exemption

Either Party, upon written request of the other, shall provide a certificate of exemption or other reasonably satisfactory evidence of exemption if either Party is exempt from Taxes.

(d)Gross Receipts Tax

Buyer is liable for any Gross Receipts Tax applicable to any transaction arising out of this Agreement. If Seller pays any such Gross Receipts Tax, then Seller shall include such amounts so paid in the next Billing Cycle invoice as provided in Sections 3.1(a) and 7.1 (the “Gross Receipts Tax Payment”).

ARTICLE XXI: CHANGE IN LAW

21.1. Change in Law

In the event there is a change or changes in any Laws or interpretations thereof, enacted or adopted after the Execution Date or any Law or interpretation thereof, enacted or adopted after the Execution Date results in the application of any Law to a new or different class of parties (a “Change in Law”), the Party affected by such Change in Law with respect to its obligations under this Agreement shall be responsible for the burden (subject to its right to claim the occurrence of Force Majeure with respect to any Change in Law or prospective Change in Law that has arisen on or before the Effective Date) and, except as provided in Section 21.2 or elsewhere in this Agreement, shall be permitted to retain the benefits of such Change in Law. For the avoidance of doubt, except as specifically provided elsewhere in this Agreement, the terms and conditions of this Agreement shall not be subject to change due to a Change in Law.

21.2. Environmental Attributes

Buyer is entitled to one hundred percent (100%) of all Environmental Attributes attributable to the Products (including all revenues and other benefits arising from such Environmental Attributes). Seller agrees to execute a separate agreement to transfer to Buyer any revenue, or any other benefit received by Seller for Environmental Attributes attributable to the Products, and to execute all documents and agreements and take all steps necessary for Seller to take, if any, in order to permit Buyer to market Environmental Attributes conveyed to Buyer hereunder, provided that Buyer shall pay all of the incremental costs, if any, with respect to the documentation and related creation and issuance of such Environmental Attributes in excess of the amount available in the Seller Contingency Tranche. Failing any such agreement, Seller agrees to credit to Buyer such revenues as provided in Section 3.1(b) until such time as an agreement is executed, provided that any costs related to the documentation and related creation of Environmental Attributes shall be netted against any such revenues.

21.3. MISO Changes

In the event that, at any time during the Term, (i) the MISO Tariff is materially changed in a manner that (a) makes it impossible to implement this Agreement as intended or (b) materially adversely affects Seller or Buyer such that the benefits and burdens of this Agreement are no longer as contemplated by the original intentions of the Parties, (ii) MISO fails to exist (and has no equivalent successor) or the Transmission Owner is no longer a part of MISO, or (iii) if an applicable regional reliability council issues a directive, rule or regulation that materially adversely affects Seller or Buyer such that the benefits and burdens of this Agreement are no longer as contemplated by the original intentions of the Parties, the Parties shall use their commercially reasonable efforts to reform this Agreement in order to give effect to the original intentions of the Parties regarding the appropriate allocation of benefits and burdens to each Party.

ARTICLE XXII: MISCELLANEOUS

22.1. Recording Telephone Conversations

Each Party agrees that the other Party or its representatives may record any or all telephone conversations between representatives of the two Parties pursuant to or relating to this Agreement. Each Party is hereby advised that telephone conversations with Buyer’s personnel relating to Section 2.4 and Article IV: are routinely recorded and each Party agrees to obtain any necessary consent of its personnel regarding such recording. Each Party further agrees that such recorded telephone conversations shall not be deemed inadmissible in any arbitration proceeding or court of law by virtue of the recorded nature of the conversations. Each Party hereby waives any objection to the introduction of such recorded telephone conversations as evidence in any court of law to the extent such objections are based on the recorded nature of such conversations.

22.2. Governing Law

(a)This Agreement shall be governed by and construed in accordance with the Law of the State of Wisconsin as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

(b)The Parties hereby irrevocably submit to the exclusive jurisdiction of the United States District Court for the Eastern District of Wisconsin or, in the event that jurisdiction for any matter cannot be established in the United States District Court for the Eastern District of Wisconsin, in the Circuit Court for Manitowoc County, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a court. The Parties hereby consent to and grant any such court jurisdiction over the Person of such Parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Article XV: hereof or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT A PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION RESULTING FROM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 22.2(c).

22.3. Entire Agreement; Amendment

This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement, and supersedes and terminates any letters of intent and all prior and contemporaneous agreements, understandings, negotiations and discussions with the Parties, whether oral or written, regarding said subject matter, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

22.4. No Implied Waiver

The failure or delay of any Party hereto to enforce at any time any of the provisions of this Agreement, or to require at any time performance of the other Party hereto of any of the provisions hereof, shall neither be construed to be a waiver of such provisions nor affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision.

22.5. Severability

If any provision of this Agreement shall be determined to be unenforceable, void or otherwise contrary to any Law, such condition shall in no manner operate to render any other provision of this Agreement unenforceable, void or contrary to any Law, and this Agreement shall continue in force in accordance with the remaining terms and provisions hereof, unless such condition invalidates the purpose or intent of this Agreement. In the event that any of the provisions, or portions or applications thereof, of this Agreement are held unenforceable or invalid by any court of competent jurisdiction, Seller and Buyer shall negotiate in good faith to attempt to implement a reformation of the provisions of this Agreement with a view toward effecting the purposes of this Agreement by replacing the offending provision with a valid provision the economic effect of which comes as close as possible to that of the offending provision.

22.6. No Exclusivity/Dedication of Assets

This Agreement is not intended to be an exclusive arrangement between Buyer and Seller. No undertaking by a Party hereto to the other Party hereto under any provision of this Agreement shall constitute the dedication of that Party’s assets or any portion thereof to the public.

22.7. Expenses

Each Party shall pay the fees and expenses of its respective counsel, accountants, brokers, consultants, investment bankers and other experts incident to the negotiation and preparation of this Agreement.

22.8. Counterparts

This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

22.9. Survival

The applicable provisions of this Agreement shall continue in effect after the termination of this Agreement, to the extent necessary to provide for final billing and adjustment, and to make other appropriate settlements hereunder. Those provisions hereof that by their express terms are intended to survive this Agreement shall so survive for the periods indicated. Without limitation of the foregoing, Article VII: , Article VIII: , Article X: , Article XII: and Article XIX: shall survive the termination of this Agreement.

22.10. Individual Responsibility

This Agreement shall not be construed to create or give rise to any partnership, joint venture, agency or other relationship between Seller and Buyer other than that of purchaser and seller. Each Party shall be solely and individually responsible for its own covenants, obligations and liabilities as herein provided, and the Parties do not intend to create any joint, several or joint and several obligations to any third party. Neither this Agreement, nor any grant, lease or license related thereto, shall create or be construed to create any new entity, such as a partnership, association or joint venture.

22.11. No Duty To Third Parties

This Agreement is for the sole benefit of the Parties hereto, and except as specifically provided herein nothing in this Agreement or any action taken hereunder shall be construed to create any duty, liability or standard of care to any Person not a party to this Agreement. Except as specifically provided herein, no Person shall have any rights or interest, direct or indirect, in this Agreement or the services to be provided hereunder, or both, except Buyer and Seller. The Parties specifically disclaim any intent to create any rights in any Person as a third-party beneficiary to this Agreement or the services to be provided hereunder, or both.

22.12. Forward Contract

The Parties acknowledge and agree that this Agreement, the transactions contemplated hereby, and any instrument(s) that may be provided by either Party hereunder (including any guaranty) shall each, and together, constitute one and the same “forward contract” within the meaning of the United States Bankruptcy Code, and Seller, Seller’s Guarantor and Buyer shall each constitute a “forward contract merchant” under the United Stated Bankruptcy Code.

22.13. Press Releases

Neither Buyer nor Seller shall, without the approval of the other, make any press release or other public announcement which describes the substantive terms of this Agreement; provided, that subject to Article XVI: the foregoing shall not preclude communications or disclosures (i) necessary to implement the provisions of this Agreement, (ii) to comply with accounting and United States Securities and Exchange Commission disclosure obligations or (iii) in connection with the application for any Authorization.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the date first set forth above.

NEXTERA ENERGY POINT BEACH, LLC

By: /s/ Matthew Roskot
Name: Matthew Roskot
Title: President

WISCONSIN ELECTRIC POWER COMPANY

By: /s/ Michael W. Hooper
Name: Michael W. Hooper
Title: President

[Signature Page to Power Purchase Agreement]

EXHIBIT A

DELIVERED ENERGY CHARGES

Year	Delivered Energy
Charge (in $/MWh)
2030	[ ]
2031	[ ]
2032	[ ]
2033	[ ]
2034	[ ]
2035	[ ]
2036	[ ]
2037	[ ]
2038	[ ]
2039	[ ]
2040	[ ]
2041	[ ]
2042	[ ]
2043	[ ]
2044	[ ]
2045	[ ]
2046	[ ]
2047	[ ]
2048	[ ]
2049	[ ]
2050	[ ]
2051	[ ]
2052	[ ]
2053	[ ]

For each month during the Term, the Delivered Energy Charge set forth above shall apply to Energy purchased by Buyer under this Agreement, with adjustments to be made with respect to any Uprate accepted by Buyer under this Agreement. Commencing in the year 2032, the Delivered Energy Charge numbers reflect an increase of [ ] per annum. The Delivered Energy Charge shall be adjusted by multiplying the amount of such charge by the Delivered Energy Charge Shaping Factor for such month as set forth on Exhibit C hereto.

A-1

EXHIBIT B

BUYER’S CAPACITY AMOUNT AND CAPACITY TESTING PROCEDURES

For any given month during the Term, the Buyer’s Capacity Amount shall be as set forth in the table below:

Column A	Column B		Column C		Column D	Column E		Column F
	5-Year Rolling Average Inlet Circ Water Temperature		Capacity of the		Buyer’s	Buyer’s		Total Buyer’s
			Facilities (MW)		Product	Capacity		Capacity Amount
					Share	Amount by Unit		(Unit 1 + Unit 2
					(%)	(C x D)
from E)

Month	Unit 1	Unit 2	Unit 1	Unit 2	Unit 1/Unit 2	Unit 1	Unit 2	Total

January
February
March
April
May
June
July
August
September
October
November
December

Column A – Depicts the month of the applicable year. For the avoidance of doubt, the Buyer’s Capacity Amount for the applicable months in question are only applicable to (i) Unit 1 during the Delivery Period – Unit 1 and (ii) Unit 2 during the Delivery Period – Unit 2, and such Buyer’s Capacity Amount shall be prorated in any month in which (a) with respect to Unit 1, the Unit 1 Commencement Date or Unit 1 Termination Date occurred, (b) with respect to Unit 2, the Unit 2 Commencement Date or Unit 2 Termination Date occurred, or (c) the Early Termination Date occurred.

Column B – Depicts the 5-year rolling average inlet circulating water temperature for each unit for each month of the applicable year updated on an annual basis.

Column C – Sets forth the Capacity of each Unit for the applicable month set forth opposite in Column A. The Capacity for each Unit set forth in Column C will be updated annually (or at any other time as mutually agreed by the Parties) over the Term of this Agreement to reflect the Capacity of the applicable Unit based on the Performance Tests. Note that the amounts to be listed are not guaranteed Capacity amounts but only estimates, as Buyer’s Capacity entitlement shall only be Buyer’s Product Share of the actual Accredited Capacity/Capacity.

If the annual update for Column C falls within a plus or minus three percent (3%) band of the existing Column C in the aggregate, then no changes shall be made to the Column C.

B-1

Column D – Sets forth the prevailing Buyer’s Product Share for each Unit for the applicable month set forth opposite in Column A.

Column E – Sets forth Buyer’s Capacity Amount for each Unit for the applicable month set forth opposite in Column A by multiplying the values in Column C amounts per Unit times Column D prevailing Buyer’s Product Share for each Unit.

Column F – Shall be the sum of the Buyer’s Capacity Amounts for Units 1 and 2 from Column E.

B-2

EXHIBIT C

Delivered Energy Charge Shaping Factor

Month	On-Peak Hours	Off-Peak Hours
January	[ ]	[ ]
February	[ ]	[ ]
March	[ ]	[ ]
April	[ ]	[ ]
May	[ ]	[ ]
June	[ ]	[ ]
July	[ ]	[ ]
August	[ ]	[ ]
September	[ ]	[ ]
October	[ ]	[ ]
November	[ ]	[ ]
December	[ ]	[ ]

C-1

EXHIBIT D

DIAGRAM OF METERING DEVICES

1
354.4 KV
VT
1-2
2
355.0 KV
VT
2-3
3
355.0 KV
VT
3-4
4
354.4 KV
VD
4-5
5
353.7 KV
VT
ATC JURISDICTION
PSS JURISDICTION: MOTOR OPERATED DEVICES ARE OPERATED VIA THE PLANT CONTROL ROOM
PLANT JURISDICTION
M 112
M
M
M 152
512.0 WN
-1.9 RN
833 A
3
520.0 WN
0.9 RN
848 A
7
T1X03
4
1.7 W
1.5 R
2.3 VA
T1X01
VT
19.0 KV
VT
19.0 KV
T2X01
T2X03
2.0 W
1.8 R
2.7 VA
8
536.0 W
66.9 R
16447 A
G1
1
20.6 W
12.2 R
731 A
2
AUX T1X02
544.1 W
72.6 R
16661 A
G2
5
21.0 W
12.5 R
742 A
6
AUX T2X02
H05
H06
H20
H21
H31
H30
H02
H01
H03
H22
H10
13KV BU
H32
AUX T1X04
AUX T2X04
-0.0 W
-0.0 R
G5
9
RADIO
WGP 856
DIAL 1919
CH 487
131.5 V
Point Beach Power Plant

The Metering Devices identified above as numbers 3, 4, 7 and 8 are revenue quality meters.

D-1

EXHIBIT E-1

FORM OF SELLER’S GUARANTY

THIS GUARANTY (this “Guaranty”), dated as of [________ , 202__] (the “Effective Date”), is made by NEXTERA ENERGY CAPITAL HOLDINGS, INC., a Florida corporation (“Guarantor”), in favor of WISCONSIN ELECTRIC POWER COMPANY, a Wisconsin corporation (“Counterparty”).

RECITALS:

A.WHEREAS, Counterparty and Guarantor’s indirect, wholly-owned subsidiary NEXTERA ENERGY POINT BEACH, LLC, a Wisconsin limited liability company (“Obligor”) have entered into, or concurrently herewith are entering into, that certain Power Purchase Agreement dated as of [_____ , 20 ] (the “Agreement”); and

B.WHEREAS, Guarantor will directly or indirectly benefit from the Agreement between Obligor and Counterparty;

NOW THEREFORE, in consideration of the foregoing premises and as an inducement for Counterparty’s execution, delivery and performance of the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Guarantor hereby agrees for the benefit of Counterparty as follows:
*        *        *
1.GUARANTY. Subject to the terms and provisions hereof, Guarantor hereby absolutely and irrevocably guarantees the timely payment when due of all obligations owing by Obligor to Counterparty arising pursuant to the Agreement on or after the Effective Date (the “Obligations”). This Guaranty shall constitute a guarantee of payment and not of collection. The obligation and liability of Guarantor under this Guaranty shall be subject to the following limitations:

(a)Notwithstanding anything herein or in the Agreement to the contrary, the maximum aggregate obligation and liability of Guarantor under this Guaranty, and the maximum recovery from Guarantor under this Guaranty, shall in no event exceed One Hundred Million U.S. Dollars (U.S. $100,000,000), as of the date hereof, with such amount to reduce ratably beginning on January 1, 2031 and on January 1st of each year thereafter until the end of the Term (such amount, the “Maximum Recovery Amount”).

(b)The obligation and liability of Guarantor under this Guaranty is specifically limited to payments expressly required to be made under the Agreement, as well as costs of collection and enforcement of this Guaranty (including attorney’s fees) to the extent reasonably and actually incurred by the Counterparty (subject in all instances, to the limitations imposed by the Maximum Recovery Amount as specified in Section 1(a) above). In no event, however, shall Guarantor be liable for or obligated to pay any consequential, indirect, incidental, lost profit, special, exemplary, punitive, equitable or tort damages.

2.DEMANDS AND PAYMENT.
E-1-1

(a)If Obligor fails to pay any Obligation to Counterparty when such Obligation is due and owing under the Agreement (an “Overdue Obligation”), Counterparty may present a written demand to Guarantor calling for Guarantor’s payment of such Overdue Obligation pursuant to this Guaranty (a “Payment Demand”).

(b)Guarantor’s obligation hereunder to pay any particular Overdue Obligation(s) to Counterparty is conditioned upon Guarantor’s receipt of a Payment Demand from Counterparty satisfying the following requirements: (i) such Payment Demand must identify the specific Overdue Obligation(s) covered by such demand, the specific date(s) upon which such Overdue Obligation(s) became due and owing under the Agreement, and the specific provision(s) of the Agreement pursuant to which such Overdue Obligation(s) became due and owing; (ii) such Payment Demand must be delivered to Guarantor in accordance with Section 9 below; and (iii) the specific Overdue Obligation(s) addressed by such Payment Demand must remain due and unpaid at the time of such delivery to Guarantor.

(c)After issuing a Payment Demand in accordance with the requirements specified in Section 2(b) above, Counterparty shall not be required to issue any further notices or make any further demands with respect to the Overdue Obligation(s) specified in that Payment Demand, and Guarantor shall be required to make payment with respect to the Overdue Obligation(s) specified in that Payment Demand within five (5) Business Days after Guarantor receives such demand. As used herein, the term “Business Day” shall mean all weekdays (i.e., Monday through Friday) other than any weekdays during which commercial banks or financial institutions are authorized to be closed to the public in the State of Florida, the State of Wisconsin or the State of New York.

3.REPRESENTATIONS AND WARRANTIES. Guarantor represents and warrants that:

(a)it is a corporation duly organized and validly existing under the laws of the State of Florida and has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Guaranty;

(b)no authorization, approval, consent or order of, or registration or filing with, any court or other governmental body having jurisdiction over Guarantor is required on the part of Guarantor for the execution and delivery of this Guaranty; and

(c)this Guaranty constitutes a valid and legally binding agreement of Guarantor, enforceable against Guarantor in accordance with the terms hereof, except as the enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity.

4.RESERVATION OF CERTAIN DEFENSES. Without limiting Guarantor’s own defenses and rights hereunder, Guarantor reserves to itself all rights, setoffs, counterclaims and other defenses to which Obligor is or may be entitled arising from or out of the Agreement, except for defenses (if any) based upon the bankruptcy, insolvency, dissolution or liquidation of Obligor or any lack of power or authority of Obligor to enter into and/or perform the Agreement.
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5.AMENDMENT OF GUARANTY. No term or provision of this Guaranty shall be amended, modified, altered, waived or supplemented except in a writing signed by Guarantor and Counterparty.

6.WAIVERS AND CONSENTS. Subject to and in accordance with the terms and provisions of this Guaranty:

(a)The liability of Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and without limiting the foregoing, Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of:

(i)promptness, diligence, presentment, demand of payment, acceptance, notice of acceptance, protest, notice of dishonor and any other notices with respect to any of the Guaranteed Obligations and this Guaranty, except as set forth in Section 2 above;

(ii)any right to require that any action or proceeding be brought against Obligor or any other person, or to require that Counterparty seek enforcement of any performance against Obligor or any other person, prior to any action against Guarantor under the terms hereof;

(iii)any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations (including renewals, extensions or other alterations thereof), or any other amendment, modification or waiver of, or any consent to departure from, the terms of such Guaranteed Obligations;

(iv)the release of any person (other than Obligor or Guarantor) from liability for payment of all or any of the Obligations or any receipt, substitution, surrender, exchange or release any collateral or other security for any or all of the Guaranteed Obligations;

(v)the occurrence or continuance of any event of bankruptcy, reorganization or insolvency with respect to Obligor, or any disallowance of all or any portion of any claim by Counterparty, its successors or assigns in connection with any such proceeding or in the event that all or any part of any payment is recovered from Counterparty as a preference payment or fraudulent transfer under the Federal Bankruptcy Code or any applicable law, or the dissolution, liquidation or winding up of Guarantor or Obligor; or

(vi)any circumstance whatsoever or any act of Counterparty or any existence of or reliance on any representation by Counterparty that might otherwise constitute a legal or equitable defense available to, or a discharge of, a guarantor or surety.

(b)No delay by Counterparty in the exercise of (or failure by Counterparty to exercise) any rights hereunder shall operate as a waiver of such rights, a waiver of any other rights or a release of Guarantor from its obligations hereunder (with the understanding, however, that the foregoing shall not be deemed to constitute a waiver by Guarantor of any rights or
E-1-3

defenses which Guarantor may at any time have pursuant to or in connection with any applicable statutes of limitation).

7.REINSTATEMENT. Guarantor agrees that this Guaranty shall continue to be effective or shall be reinstated, as the case may be, if all or any part of any payment made hereunder is at any time avoided or rescinded or must otherwise be restored or repaid by Counterparty as a result of the bankruptcy or insolvency of Obligor, all as though such payments had not been made.

8.TERMINATION. This Guaranty and Guarantor’s obligations hereunder will terminate automatically and immediately upon the termination or expiration of the Agreement; provided, however, that no such termination shall affect Guarantor's liability with respect to any Obligation incurred prior to the time the termination is effective, which Obligation shall remain subject to this Guaranty.

9.NOTICE. Any Payment Demand, notice, request, instruction, correspondence or other document to be given hereunder (herein collectively called “Notice”) by Counterparty to Guarantor, or by Guarantor to Counterparty, as applicable, shall be in writing and may be delivered either by (i) U.S. certified mail with postage prepaid and return receipt requested, or (ii) recognized nationwide courier service with delivery receipt requested, in either case to be delivered to the following address (or to such other U.S. address as may be specified via Notice provided by Guarantor or Counterparty, as applicable, to the other in accordance with the requirements of this Section 9):

TO GUARANTOR: *	TO COUNTERPARTY:

NEXTERA ENERGY CAPIT HOLDINGS, INC. 700 Universe Blvd. Juno Beach, Florida 33408 Attn: Treasurer

[Tel: (561) 694-6204 -- for use connection with courier deliveries]	[Tel: ( ) _ _ _ for use in
connection with courier deliveries]

*    (NOTE: Copies of any Notices to Guarantor under this Guaranty shall also be sent via facsimile to ATTN: Contracts Group, Legal, Fax No. (561) 625-7504 and ATTN: Credit Department, Fax No. (561) 625-7642. However, such facsimile transmissions shall not be deemed effective for delivery purposes under this Guaranty.)

Any Notice given in accordance with this Section 9 will (i) if delivered during the recipient's normal business hours on any given Business Day, be deemed received by the designated recipient on such date, and (ii) if not delivered during the recipient's normal business hours on any given Business Day, be deemed received by the designated recipient at the start of the recipient's normal business hours on the next Business Day after such delivery.
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10.MISCELLANEOUS.

(a)This Guaranty shall in all respects be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws thereunder (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

(b)This Guaranty shall be binding upon Guarantor and its successors and permitted assigns and inure to the benefit of and be enforceable by Counterparty and its successors and permitted assigns. Guarantor may not assign this Guaranty in part or in whole without the prior written consent of Counterparty. Counterparty may not assign its rights or benefits under this Guaranty in part or in whole without the prior written consent of Guarantor.

(c)This Guaranty embodies the entire agreement and understanding between Guarantor and Counterparty and supersedes all prior agreements and understandings relating to the subject matter hereof.

(d)The headings in this Guaranty are for purposes of reference only, and shall not affect the meaning hereof. Words importing the singular number hereunder shall include the plural number and vice versa, and any pronouns used herein shall be deemed to cover all genders. The term "person" as used herein means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated association, or government (or any agency or political subdivision thereof).

(e)Wherever possible, any provision in this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(f)Counterparty (by its acceptance of this Guaranty) and Guarantor each hereby irrevocably: (i) consents and submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York, or if that court does not have subject matter jurisdiction, to the exclusive jurisdiction of the Supreme Court of the State of New York, New York County (without prejudice to the right of any party to remove to the United States District Court for the Southern District of New York) for the purposes of any suit, action or other proceeding arising out of this Guaranty or the subject matter hereof or any of the transactions contemplated hereby brought by Counterparty, Guarantor or their respective successors or assigns; and (ii) waives (to the fullest extent permitted by applicable law) and agrees not to assert any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Guaranty or the subject matter hereof may not be enforced in or by such court.

(g)COUNTERPARTY (BY ITS ACCEPTANCE OF THIS GUARANTY) AND GUARANTOR EACH HEREBY IRREVOCABLY, INTENTIONALLY AND VOLUNTARILY WAIVES THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING BASED ON, OR ARISING OUT OF, UNDER OR IN
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CONNECTION WITH, THIS GUARANTY OR THE AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PERSON RELATING HERETO OR THERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO GUARANTOR’S EXECUTION AND DELIVERY OF THIS GUARANTY.

(h)    Delivery of an executed signature page of this Guaranty by facsimile or email shall be effective as delivery of a manually executed counterpart hereof. The words “execute,” “execution,” “signed,” “signature,” and words of similar import in this Guaranty shall be deemed to include electronic signatures or digital signatures, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000, the Electronic Signatures and Records Act of 1999, or any other similar state laws based on the Uniform Electronic Transactions Act.

*        *        *

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IN WITNESS WHEREOF, Guarantor has executed this Guaranty on [_________ , 202_], but it is effective as of the Effective Date.

NEXTERA ENERGY CAPITAL HOLDINGS, INC.

By:________________________________________

Name:______________________________________

Title:_______________________________________

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EXHIBIT E-2

FORM OF BUYER’S GUARANTY

THIS GUARANTY (this “Guaranty”), dated as of [_________ , 202_] (the “Effective Date”), is made by [INSERT GUARANTOR NAME], a [Insert jurisdiction and type of entity] (“Guarantor”), in favor of NEXTERA ENERGY POINT BEACH, LLC, a Wisconsin limited liability company (“Counterparty”).

RECITALS:

A.WHEREAS, Counterparty and Guarantor’s [direct] [indirect], wholly-owned subsidiary WISCONSIN ELECTRIC POWER COMPANY, a Wisconsin corporation (“Obligor”) have entered into, or concurrently herewith are entering into, that certain Power Purchase
Agreement dated as of [______ , 202_] (the “Agreement”); and

B.WHEREAS, Guarantor will directly or indirectly benefit from the Agreement between Obligor and Counterparty;

NOW THEREFORE, in consideration of the foregoing premises and as an inducement for Counterparty’s execution, delivery and performance of the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Guarantor hereby agrees for the benefit of Counterparty as follows:

*        *        *

1.GUARANTY. Subject to the terms and provisions hereof, Guarantor hereby absolutely and irrevocably guarantees the timely payment when due of all obligations owing by Obligor to Counterparty arising pursuant to the Agreement on or after the Effective Date (the “Obligations”). This Guaranty shall constitute a guarantee of payment and not of collection. The obligation and liability of Guarantor under this Guaranty shall be subject to the following limitations:

(a)Notwithstanding anything herein or in the Agreement to the contrary, the maximum aggregate obligation and liability of Guarantor under this Guaranty, and the maximum recovery from Guarantor under this Guaranty, shall in no event exceed One Hundred Million U.S. Dollars (U.S. $100,000,000.00) (the “Maximum Recovery Amount”).

(b)The obligation and liability of Guarantor under this Guaranty is specifically limited to payments expressly required to be made under the Agreement, as well as costs of collection and enforcement of this Guaranty (including attorney’s fees) to the extent reasonably and actually incurred by the Counterparty (subject in all instances, to the limitations imposed by the Maximum Recovery Amount as specified in Section 0 above). In no event, however, shall Guarantor be liable for or obligated to pay any consequential, indirect, incidental, lost profit, special, exemplary, punitive, equitable or tort damages.

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1)DEMANDS AND PAYMENT.

(a)If Obligor fails to pay any Obligation to Counterparty when such Obligation is due and owing under the Agreement (an “Overdue Obligation”), Counterparty may present a written demand to Guarantor calling for Guarantor’s payment of such Overdue Obligation pursuant to this Guaranty (a “Payment Demand”).

(b)Guarantor’s obligation hereunder to pay any particular Overdue Obligation(s) to Counterparty is conditioned upon Guarantor’s receipt of a Payment Demand from Counterparty satisfying the following requirements: (i) such Payment Demand must identify the specific Overdue Obligation(s) covered by such demand, the specific date(s) upon which such Overdue Obligation(s) became due and owing under the Agreement, and the specific provision(s) of the Agreement pursuant to which such Overdue Obligation(s) became due and owing; (ii) such Payment Demand must be delivered to Guarantor in accordance with Section 9 below; and (iii) the specific Overdue Obligation(s) addressed by such Payment Demand must remain due and unpaid at the time of such delivery to Guarantor.

(c)After issuing a Payment Demand in accordance with the requirements specified in Section 2(b) above, Counterparty shall not be required to issue any further notices or make any further demands with respect to the Overdue Obligation(s) specified in that Payment Demand, and Guarantor shall be required to make payment with respect to the Overdue Obligation(s) specified in that Payment Demand within five (5) Business Days after Guarantor receives such demand. As used herein, the term “Business Day” shall mean all weekdays (i.e., Monday through Friday) other than any weekdays during which commercial banks or financial institutions are authorized to be closed to the public in the State of Florida, the State of Wisconsin or the State of New York.

2)REPRESENTATIONS AND WARRANTIES. Guarantor represents and warrants that:

(a)it is a corporation duly organized and validly existing under the laws of the State of [●] and has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Guaranty;

(b)no authorization, approval, consent or order of, or registration or filing with, any court or other governmental body having jurisdiction over Guarantor is required on the part of Guarantor for the execution and delivery of this Guaranty; and

(c)this Guaranty constitutes a valid and legally binding agreement of Guarantor, enforceable against Guarantor in accordance with the terms hereof, except as the enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity.

3)RESERVATION OF CERTAIN DEFENSES. Without limiting Guarantor’s own defenses and rights hereunder, Guarantor reserves to itself all rights, setoffs, counterclaims and other defenses to which Obligor is or may be entitled arising from or out of the Agreement, except
E-2-2

for defenses (if any) based upon the bankruptcy, insolvency, dissolution or liquidation of Obligor or any lack of power or authority of Obligor to enter into and/or perform the Agreement.

4)AMENDMENT OF GUARANTY. No term or provision of this Guaranty shall be amended, modified, altered, waived or supplemented except in a writing signed by Guarantor and Counterparty.

5)WAIVERS AND CONSENTS. Subject to and in accordance with the terms and provisions of this Guaranty:

(a)The liability of Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and without limiting the foregoing, Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of:

(i)promptness, diligence, presentment, demand of payment, acceptance, notice of acceptance, protest, notice of dishonor and any other notices with respect to any of the Guaranteed Obligations and this Guaranty, except as set forth in Section 2 above;

(ii)any right to require that any action or proceeding be brought against Obligor or any other person, or to require that Counterparty seek enforcement of any performance against Obligor or any other person, prior to any action against Guarantor under the terms hereof;

(iii)any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations (including renewals, extensions or other alterations thereof), or any other amendment, modification or waiver of, or any consent to departure from, the terms of such Guaranteed Obligations;

(iv)the release of any person (other than Obligor or Guarantor) from liability for payment of all or any of the Obligations or any receipt, substitution, surrender, exchange or release any collateral or other security for any or all of the Guaranteed Obligations;

(v)the occurrence or continuance of any event of bankruptcy, reorganization or insolvency with respect to Obligor, or any disallowance of all or any portion of any claim by Counterparty, its successors or assigns in connection with any such proceeding or in the event that all or any part of any payment is recovered from Counterparty as a preference payment or fraudulent transfer under the Federal Bankruptcy Code or any applicable law, or the dissolution, liquidation or winding up of Guarantor or Obligor;

(vi)any right of set-off or counterclaim against or in respect of the obligations of Guarantor hereunder, except as set forth in Section 4 above;

( )    any change, restructuring or termination of the corporate structure or existence of Obligor or any of its subsidiaries, including by merger, consolidation, transfer of interests or other change in ownership or control;
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(viii)any lack of validity or enforceability of the Agreement, this Guaranty or any other agreement, document or instrument related to the transactions contemplated hereby or thereby;

( )    any failure of Counterparty to disclose to either Obligor or Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of either Obligor or any of its subsidiaries now or hereafter known to Counterparty (Guarantor waiving any duty on the part of Counterparty to disclose such information);

(i)any lack of due diligence by Counterparty in the creation, perfection, collection or protection of or realization upon any collateral securing, or guaranty of, the Guaranteed Obligations;

(ii)any permitted assignment of the Agreement, this Guaranty or any agreement or instrument relating thereto or hereto by Counterparty; or

(ix)any circumstance whatsoever or any act of Counterparty or any existence of or reliance on any representation by Counterparty that might otherwise constitute a legal or equitable defense available to, or a discharge of, a guarantor or surety.

(b)No delay by Counterparty in the exercise of (or failure by Counterparty to exercise) any rights hereunder shall operate as a waiver of such rights, a waiver of any other rights or a release of Guarantor from its obligations hereunder (with the understanding, however, that the foregoing shall not be deemed to constitute a waiver by Guarantor of any rights or defenses which Guarantor may at any time have pursuant to or in connection with any applicable statutes of limitation).

(c)Guarantor hereby irrevocably, unconditionally and expressly waives, and agrees that it shall not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshaling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by Guarantor of its obligations under, or the enforcement by Counterparty of, this Guaranty.

6)REINSTATEMENT. Guarantor agrees that this Guaranty shall continue to be effective or shall be reinstated, as the case may be, if all or any part of any payment made hereunder is at any time avoided or rescinded or must otherwise be restored or repaid by Counterparty as a result of the bankruptcy or insolvency of Obligor, all as though such payments had not been made.

7)TERMINATION. This Guaranty and Guarantor’s obligations hereunder will terminate automatically and immediately upon the termination or expiration of the Agreement; provided, however, that no such termination shall affect Guarantor's liability with respect to any Obligation incurred prior to the time the termination is effective, which Obligation shall remain subject to this Guaranty.

8)NOTICE. Any Payment Demand, notice, request, instruction, correspondence or other document to be given hereunder (herein collectively called “Notice”) by Counterparty to
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Guarantor, or by Guarantor to Counterparty, as applicable, shall be in writing and may be delivered either by (i) U.S. certified mail with postage prepaid and return receipt requested, or (ii) recognized nationwide courier service with delivery receipt requested, in either case to be delivered to the following address (or to such other U.S. address as may be specified via Notice provided by Guarantor or Counterparty, as applicable, to the other in accordance with the requirements of this Section 9):

TO GUARANTOR: [*]	TO COUNTERPARTY: [*]

NEXTERA ENERGY POINT BEACH, LLC 700 Universe Blvd. Juno Beach, Florida 33408 Attn: Matthew Roskot and General

Counsel
[Tel: ( ) _ _ _ for use in	[Tel: (561) 694-6204 -- for use in connection with courier deliveries]
connection with courier deliveries]

*    (NOTE: Copies of any Notices to Counterparty under this Guaranty shall also be sent via facsimile to ATTN: Contracts Group, Legal, Fax No. (561) 625-7504 and ATTN: Credit Department, Fax No. (561) 625-7642. However, such facsimile transmissions shall not be deemed effective for delivery purposes under this Guaranty.)

Any Notice given in accordance with this Section 9 will (i) if delivered during the recipient's normal business hours on any given Business Day, be deemed received by the designated recipient on such date, and (ii) if not delivered during the recipient's normal business hours on any given Business Day, be deemed received by the designated recipient at the start of the recipient's normal business hours on the next Business Day after such delivery.

9)MISCELLANEOUS.

(a)This Guaranty shall in all respects be governed by, and construed in accordance with, the law of the State of Wisconsin, without regard to principles of conflicts of laws thereunder that would result in the application of any law other than the law of the State of Wisconsin.

(b)This Guaranty shall be binding upon Guarantor and its successors and permitted assigns and inure to the benefit of and be enforceable by Counterparty and its successors and permitted assigns. Guarantor may not assign this Guaranty in part or in whole without the prior written consent of Counterparty. Counterparty may not assign its rights or benefits under this Guaranty in part or in whole without the prior written consent of Guarantor.

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(c)This Guaranty embodies the entire agreement and understanding between Guarantor and Counterparty and supersedes all prior agreements and understandings relating to the subject matter hereof.

(d)The headings in this Guaranty are for purposes of reference only, and shall not affect the meaning hereof. Words importing the singular number hereunder shall include the plural number and vice versa, and any pronouns used herein shall be deemed to cover all genders. The term "person" as used herein means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated association, or government (or any agency or political subdivision thereof).

(e)Wherever possible, any provision in this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(f)Counterparty (by its acceptance of this Guaranty) and Guarantor each hereby irrevocably:
(i)consents and submits to the exclusive jurisdiction of the United States District Court for the Eastern District of Wisconsin, or if that court does not have subject matter jurisdiction, to the exclusive jurisdiction of the Circuit Court for Manitowoc County (without prejudice to the right of any party to remove to the United States District Court for the Eastern District of Wisconsin) for the purposes of any suit, action or other proceeding arising out of this Guaranty or the subject matter hereof or any of the transactions contemplated hereby brought by Counterparty, Guarantor or their respective successors or assigns; and (ii) waives (to the fullest extent permitted by applicable law) and agrees not to assert any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Guaranty or the subject matter hereof may not be enforced in or by such court.

(g)COUNTERPARTY (BY ITS ACCEPTANCE OF THIS GUARANTY) AND GUARANTOR EACH HEREBY IRREVOCABLY, INTENTIONALLY AND VOLUNTARILY WAIVES THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS GUARANTY OR THE AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PERSON RELATING HERETO OR THERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO GUARANTOR’S EXECUTION AND DELIVERY OF THIS GUARANTY.

(h)Delivery of an executed signature page of this Guaranty by facsimile or email shall be effective as delivery of a manually executed counterpart hereof. The words “execute,” “execution,” “signed,” “signature,” and words of similar import in this Guaranty shall be deemed to include electronic signatures or digital signatures, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may
E-2-6

be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000, the Electronic Signatures and Records Act of 1999, or any other similar state laws based on the Uniform Electronic Transactions Act.

*        *        *

E-2-7

IN WITNESS WHEREOF, Guarantor has executed this Guaranty on [_________ , 202_], but it is effective as of the Effective Date.

[INSERT GUARANTOR NAME]

By:_______________________________________

Name:____________________________________

Title:_____________________________________

E-2-8

EXHIBIT F
FORM OF LETTER OF CREDIT

[ISSUING BANK] IRREVOCABLE STANDBY LETTER OF CREDIT
DATE OF ISSUANCE:
[Date of issuance]

[BENEFICIARY] (“Beneficiary”)
[Address]
Attention: [Contact Person]

Re: [ISSUING BANK] Irrevocable Standby Letter of Credit No._

Sirs/Mesdames:

We hereby establish in favor of Beneficiary (sometimes alternatively referred to herein as “you”) this Irrevocable Standby Letter of Credit No. __________ (the “Letter of Credit”) for the account of [Insert Applicant Name], located at [Insert Account Party Address] (“Account Party”), effective immediately and expiring on the date determined as specified in numbered paragraph 5 below.

We have been informed that this Letter of Credit is issued pursuant to the terms of that certain Power Purchase Agreement, dated as of _____, between Account Party and Beneficiary (the “Agreement”).

1.Stated Amount. The maximum amount available for drawing by you under this Letter of Credit shall be [written dollar amount] United States Dollars (US$[dollar amount]) (such maximum amount referred to as the “Stated Amount”).

2.Drawings. A drawing hereunder may be made by you on any Business Day on or prior to the date this Letter of Credit expires by delivering to [ISSUING BANK], at any time during its business hours on such Business Day, at [bank address] (or at such other address as may be designated by written notice delivered to you as contemplated by numbered paragraph 8 hereof), a copy of this Letter of Credit together with (i) a Draw Certificate executed by an authorized person substantially in the form of Attachment A hereto (the “Draw Certificate”), appropriately completed and signed by your authorized officer (signing as such) and (ii) your draft substantially in the form of Attachment B hereto (the “Draft”), appropriately completed and signed by your authorized officer (signed as such). Partial drawings and multiple presentations may be made under this Letter of Credit. Draw Certificates and Drafts under this Letter of Credit may be presented by Beneficiary by means of facsimile to our fax no. [insert fax number] or original documents sent by overnight delivery or courier to [ISSUING BANK] at our address set forth above, Attention:___________ (or at such other address as may be designated by written notice delivered to you as contemplated by numbered paragraph 8 below). If presentation is made by facsimile transmission, you must contact us at [insert phone number] to confirm our receipt of the transmission. In the event of a presentation by facsimile transmission, the original of such documents need not be sent to us.

3.Time and Method for Payment. We hereby agree to honor a drawing hereunder made in compliance with this Letter of Credit by transferring in immediately available funds the amount specified in the Draft delivered to us in connection with such drawing to such account at such bank in the United States as you may specify in your Draw Certificate. If the Draw Certificate is presented to us at such address by 12:00 noon, (Eastern Standard Time) time on any Business Day, payment will be made not later than our close of business on third succeeding business day and if such Draw Certificate is so presented to us after 12:00 noon, (Eastern Standard Time) time on any Business Day, payment will be made on the fourth succeeding Business Day. In clarification, we agree to honor the Draw Certificate as specified in the preceding sentences, without regard to the truth or falsity of the assertions made therein.

4.Non-Conforming Demands. If a demand for payment made by you hereunder does not, in any instance, conform to the terms and conditions of this Letter of Credit, we shall give you prompt notice not later than two Business Day that the demand for payment was not effectuated in accordance with the terms and conditions of this Letter of Credit, stating the reasons therefor and that we will upon your instructions hold any documents at your disposal or return the same to you. Upon being notified that the demand for payment was not effectuated in conformity with this Letter of Credit, you may correct any such nonconforming demand and re-submit on or before the then current expiry date.

5.Expiration, Initial Period and Automatic Extension. The initial period of this Letter of Credit shall terminate on [one year from the issuance date] (the “Initial Expiration Date”). The Letter of Credit shall be automatically extended without amendment for one (1) year periods from the Initial Expiration Date or any future expiration date, unless at least sixty (60) days prior to any such expiration date we send you notice by registered mail or courier at your address first shown (or such other address as may be designated by you as contemplated by numbered paragraph 8) that we elect not to consider this Letter of Credit extended for any such additional one year period. Notwithstanding the foregoing extension provision, this Letter of Credit shall automatically expire at the close of business on the date on which we receive a Cancellation Certificate in the form of Attachment C hereto executed by your authorized officer and sent along with the original of this Letter of Credit and all amendments (if any). Upon receipt by you of such notice of non-extension, you may draw hereunder up to the available amount, on or before the then current expiry date, against presentation to us of your Draft, appropriately completed and signed by your authorized officer (signed as such).

6.Business Day. As used herein, “Business Day” shall mean any day on which commercial banks are not authorized or required to close in the State of New York, and inter-bank payments can be effected on the Fedwire system.

7.Governing Law. THIS LETTER OF CREDIT IS GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNATIONAL STANDBY PRACTICES, ICC PUBLICATION NO. 590 (THE “ISP98”), AND AS TO MATTERS NOT ADDRESSED IN ISP98, BY THE LAWS OF THE STATE OF NEW YORK.

8.Notices. All communications to you in respect of this Letter of Credit shall be in writing and shall be delivered to the address first shown for you above or such other address as may from time to time be designated by you in a written notice to us. All documents to be presented to us hereunder and all other communications to us in respect of this Letter of Credit, which other communications shall be in writing, shall be delivered to the address for us indicated above, or such other address as may from time to time be designated by us in a written notice to you.

9.Irrevocability. This Letter of Credit is irrevocable.

10.Complete Agreement. This Letter of Credit sets forth in full our undertaking, and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein, except for the ISP98 and Attachment A, Attachment B and Attachment C hereto and the notices referred to herein and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement except as set forth above.

*        *        *

Sincerely,
[ISSUING BANK]
_________________________________
By: _
Title:

ATTACHMENT A

FORM OF DRAW CERTIFICATE

TO: [ISSUING BANK]
[Address]

The undersigned hereby certifies to [ISSUING BANK] (“Issuer”), with reference to Irrevocable Letter of Credit No. ___________________ (the “Letter of Credit”) issued by Issuer in favor of the undersigned (“Beneficiary”), as follows:

(1)The undersigned is the ______________ of Beneficiary and is duly authorized by Beneficiary to execute and deliver this Certificate on behalf of Beneficiary.

(2)Beneficiary hereby makes demand against the Letter of Credit by Beneficiary’s presentation of the draft accompanying this Certificate, for payment of_________________________ U.S. dollars (US$_________ ), which amount, when aggregated together with any additional amount that has not been drawn under the Letter of Credit, is not in excess of the Stated Amount (as in effect of the date hereof).

(3)[The Account Party has failed to perform its obligations under the Agreement when due.]

(4)You are hereby directed to make payment of the requested drawing to: (insert wire instructions)

Beneficiary Name and Address:

By:_____________________
Title:____________________
Date:____________________

(5)Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Letter of Credit.

[INSERT BENEFICIARY NAME]

By:_____________________

Title:____________________

Date:___________________

ATTACHMENT B

DRAWING UNDER IRREVOCABLE LETTER OF CREDIT NO.

TO: [ISSUING BANK]
[Address]

Date:

PAY TO: [INSERT BENEFICIARY NAME]

U.S.$_________________

FOR VALUE RECEIVED AND CHARGE TO THE ACCOUNT OF LETTER OF CREDIT NO. .

[INSERT BENEFICIARY NAME]

By:_____________________

Title:____________________

Date:____________________

ATTACHMENT C

CANCELLATION CERTIFICATE

TO: [ISSUING BANK]
[Address]

Irrevocable Letter of Credit No.

The undersigned, being authorized by the undersigned (“Beneficiary”), hereby certifies on behalf of Beneficiary to [ISSUING BANK] (“Issuer”), with reference to Irrevocable Letter of Credit No. _____________ issued by Issuer to Beneficiary (the “Letter of Credit”), that it is returning the Letter of Credit to Issuer for cancellation.

Pursuant to Section 5 thereof, the Letter of Credit shall expire upon Issuer’s receipt of this certificate.

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Letter of Credit.

[INSERT BENEFICIARY NAME]

By:_____________________

Title:____________________

Date:____________________

EXHIBIT G

PEAK ADJUSTMENT PAYMENT

During each month of June, July and August for each Calendar Year during the relevant Delivery Period of the Term (the “Peak Period”), Seller must achieve the Target Capacity Factor for the Facilities as set forth in this Exhibit G. If Seller fails to achieve such Target Capacity Factor for any such month, Seller shall be responsible for a payment to Buyer (the “Peak Adjustment Payment”) calculated in accordance with the following formula:

[    ] (in 2030 dollars escalating by [    ] for each year of the Term)

where

TEM = Targeted Energy for the month, which shall be the product of: (i) the applicable capacity amount for the month (as set forth pursuant to the then-prevailing version of Exhibit B); (ii) the number of hours in the month; and (iii) the Target Capacity Factor.

DEM = Delivered Energy for the month.

If the resulting product of the above formula is positive, then such positive amount shall equal the Peak Adjustment Payment for the month in question and Seller shall pay that Peak Adjustment Payment in accordance with this Exhibit G. If the resulting product is zero or negative, then neither Seller nor Buyer shall owe a Peak Adjustment Payment for the month.

If it is determined that Seller owes Buyer a Peak Adjustment Payment for a particular month, Buyer shall have the right to either (a) demand payment of that Peak Adjustment Payment in writing, in which case Seller shall make such payment to Buyer within five (5) Business Days after the written demand for payment is received, or (b) include the Peak Adjustment Payment on the invoices for such Billing Cycle pursuant to Section 7.1(a).

G-1

EXHIBIT H

SCHEDULING PROVISIONS

(a)Scheduling of Generation Offers. Seller, shall submit its Generation Offer, as a DNR, for the Facilities into the MISO Day-Ahead Market and the MISO Real-Time Market for dispatch with a dispatch minimum for each hour of the Operating Day equal to no less than the full expected Net Energy Output (consistent with the MISO Tariff) except as agreed otherwise by Buyer, provided, however, that during any Derate, Seller shall be obligated to schedule Generation Offers under Section 4.1 and this Exhibit H with respect to the full expected Net Energy Output, and provided further that Seller shall reasonably coordinate with Buyer in responding to a negative LMP.

(b)Scheduling of Financial Bilateral Transactions.

Unless otherwise mutually agreed by the Parties, for each Operating Day, Seller shall submit one or more MISO FinScheds that reflect the Buyer’s Product Share of the Net Energy Output plus any Replacement Energy for such Operating Day and Buyer shall accept each such MISO FinSched no later than the deadline established by MISO for such acceptance, with each utilizing the appropriate MISO electronic scheduling system and protocols in accordance with the following Scheduling parameters:

(i)Seller and Buyer shall work together using commercially reasonable efforts to provide the necessary documentation to MISO to facilitate the processing of MISO FinScheds;

(ii)At least forty-eight (48) hours prior to the deadline established by MISO, but no later than two Business Days after the relevant Operating Day (the “Scheduling Window”), Seller shall submit a MISO FinSched for settlement in the MISO Day-Ahead Market for Buyer’s Product Share of the actual Net Energy Output or Replacement Energy or both, as applicable, for the relevant Operating Day;

(iii)At least forty-eight (48) hours prior to the deadline established by MISO, Seller shall enter the MISO FinScheds under MISO Financial Bilateral Contracts with the following settings: (i) “Settlement Market” shall be “Day Ahead”; “Source Location” shall be the CPNode; “Delivery Point” shall be the CPNode; “Sink Location” shall be the WEC.S; and (iii) “Scheduling Approval” shall be set to “Seller AutoApproval.” If Buyer disputes any component of any MISO FinScheds submitted by Seller, then the Parties will subsequently work together to resolve any disputes raised by Buyer regarding the MISO FinScheds within the deadline established by MISO for the modification of MISO FinScheds; and

(iv)No true-up to the MISO FinSched shall be made; provided, that Seller may make revisions to any MISO FinSched during the applicable Scheduling
H-1

Window by giving Buyer email notice of such revision(s) with confirmation (by e-mail) as soon as practicable.

H-2

EXHIBIT I

MISO BUSINESS PRACTICE MANUAL

(as attached)

I-1

EXHIBIT J

REPLACEMENT ENERGY PROVISIONS

(A)    Replacement Energy Generally

In order to clarify the circumstances and conditions under which Seller will be entitled to furnish Replacement Energy under the Agreement during any Derate associated with a Scheduled Maintenance Outage or an Unscheduled Outage and the circumstances and conditions under which certain Replacement Energy may be used to satisfy the Target Capacity Factor during such Derate, the following procedures shall govern Seller’s right to supply Replacement Energy pursuant to Section 2.4(a) of the Agreement and its right to apply any Replacement Energy furnished to the Target Capacity Factor:

1.In order to effectively elect to supply, and in order to effectively supply, Replacement Energy, Seller must deliver to Buyer a properly completed and delivered Replacement Energy Notice (a “Replacement Energy Notice”), in the form attached and labeled as Schedule A to this Exhibit J, which shall comply in all respects, and shall demonstrate that the elected attempt to supply Replacement Energy complies in all respects, with the conditions and requirements set forth herein and in the Agreement.

2.A Replacement Energy Notice with respect to any Scheduled Outage for which Replacement Energy is to be provided must be received by Buyer via e-mail addressed to: [ ] (or such successors as Buyer shall appoint by notice to Seller) on or before the Notice Time.

3.A Replacement Energy Notice with respect to any Unscheduled Outages for which Replacement Energy is to be provided must be received by Buyer via e-mail addressed to: [ ] (or such successors as Buyer shall appoint by notice to Seller) no later than the Notice Time.

4.Each Replacement Energy Notice must include: the actual (if the Derate has then occurred) or (if the Derate is expected to occur in the future) the estimated date and time of the Derate, and, in each case, the estimated Net Energy Output of each Unit for each of the 168 consecutive hours of the Replacement Energy period (the 168 consecutive hour period commencing with the first hour that Replacement Energy is Scheduled to be provided with respect to a particular Derate and ending on the earlier of (A) the end of the 168th consecutive hour thereafter, or (B) the end of the hour during which such Derate is remedied, is herein referred to as a “Replacement Energy Period”).

5.Each Replacement Energy Notice must include Seller’s best good-faith estimate of the Net Energy Output from each Unit for the 168 consecutive hours commencing with the first hour for which Replacement Energy is to be provided by Seller. In order for any purported Replacement Energy Notice to be valid and effective, the 168-hour estimate of Net Energy Output for each Unit for the days included therein must be the same as the corresponding information for the corresponding days that are contained in the then most recent seven-day “PBNP Power Projection” received by Buyer from Point Beach plant personnel. Seller covenants and agrees that it will continue throughout the Term of the Agreement to provide seven-day PBNP Power Projections to Buyer in the same form, prepared in the same manner and prepared by personnel at the same level and with the same degree of care as the same are being furnished to Buyer as of the Settlement Effective Date.

6.Seller may revise the estimated Net Energy Output on a daily basis to reflect accurately operating conditions at the Facilities or to reflect one or more additional Derate events occurring during (or overlapping with) a particular Replacement Energy Period, any such change to be consistent with a corresponding revision of the PBNP Power Projection for each affected hour of the Replacement Energy period in question. In order to revise the estimated Net Energy Output, NextEra shall deliver a properly completed Replacement Energy Revised Estimate in the form attached and labeled as Schedule B to this Exhibit J, which shall be delivered by Seller to Buyer via email addressed to:[ ] (or such successors as Buyer shall appoint by notice to NextEra) prior to the Notice Time and shall be effective as and when so delivered.

7.The quantity of Replacement Energy that shall be supplied during each hour of the Replacement Energy Period in question shall be equal to (and not more or less than) the Buyer’s Capacity Amount (as defined in the Agreement) less the then-current estimate for such hour of Net Energy Output delivered by Seller to Buyer pursuant to Paragraphs 5 and 6, above. The combination of actual Net Energy Output and Replacement Energy for any hour during a Replacement Energy Period shall not exceed Buyer’s Capacity Amount with respect to such hour.

8.Replacement Energy is only permitted to be supplied upon the occurrence and during the continuance of a Derate event for which a valid and effective Replacement Energy Notice has been timely delivered and upon compliance with all of the other requirements and conditions contained herein and in the Agreement. Once a Derate event occurs, until it is remedied all events and circumstances that cause the Net Energy Output to meet the definition of “Derate” in the Agreement shall be considered to be part of the same original Derate.

9.Seller may supply Replacement Energy with respect to a Derate that is expected to last, or that in fact lasts, less than 168 consecutive hours.

10.Upon delivery by Seller of a complying Replacement Energy Notice, Seller will be obligated throughout the term of the related Replacement Energy Period to supply and deliver the quantities of Replacement Energy set forth in its Replacement Energy Notice, as the same may be superseded by a Replacement Energy Revised Notice.

11.Notwithstanding the foregoing provisions hereof and the provisions of the Agreement, Replacement Energy may not be supplied with respect to a Unit during any period when the Energy production of such Unit is being ramped up or ramped down, except to the extent (and then only to the extent) that such ramp up or ramp down occurs during the Peak Period.

0.    (a)    Notwithstanding the foregoing provisions hereof and the provisions of the Agreement to the contrary, to the extent a Replacement Energy Notice is delivered by Seller that contemplates the supply of Replacement Energy in whole or in part during a Peak Period, or Replacement Energy is delivered during the Peak Period, and the Derate to which such Replacement Energy relates is remedied in less than 168 consecutive hours (a “Short Derate”), the Replacement Energy supplied during such Peak Period in respect of a Short Derate shall not be counted toward Seller’s obligation to meet the Target Capacity Factor, as required by Exhibit G and Section 3.2 of the Agreement, with respect to such Peak Period.

(b)    DEM (as defined in Exhibit G) shall not include any Replacement Energy supplied during such Peak Period in respect of a Short Derate.

(B)    Replacement Energy and Derates

1.For any Derate declared by Seller and whereby Seller has notified Buyer in accordance with the terms and conditions of the PPA:

(a)a Ramp Down Period (i) shall begin at the start of the Hour Ending (HE) clock-hour within which a Derate commences (as confirmed by a Ramp Down Notice), and (ii) shall expire at the end of the HE clock-hour within which the Unit has either (A) a zero (0) Energy production level, or (B) has achieved a stable Energy production level greater than zero (0) (each of (A) or (B), a “Stable Lever”), such Stable Level as confirmed in writing by Seller to Buyer transmitted electronically within twenty-four (24) hours of achieving such Stable Level (a “Stable Energy Notice”), the receipt of which is Acknowledged by Buyer; provided, if, within the twenty-four (24) hour period immediately following the expiration of the Ramp Period, the affected Unit’s Energy production level increases or decreases by more than five percent (5%) from the Stable Level, then Seller shall promptly issue a Ramp Notice to Buyer and the affected Unit shall no longer be at a Stable Level and the Ramp Period shall resume or be deemed continuing, provided, further, that after the twenty-four (24) hour period immediately following the expiration of the Ramp Period, a new Ramp Period shall commence once the affected Unit’s Energy production level increases or decreases by more than five percent (5%) from the Stable Level regardless of whether Seller has delivered a Ramp Notice; and

(b)a Ramp Up Period (i) shall begin at the end of the Hour Ending (HE) clock-hour within which a Unit commences to increase Energy production from the Stable Level (as confirmed by a Ramp Up Notice), and (ii) shall expire at the end of the HE clock-hour within which a Unit has achieved one hundred percent (100%) power or upon the occurrence of a Subsequent Derate (defined below); provided, if, within the twenty-four (24) hour period immediately following the expiration of the Ramp Period the affected Unit’s Energy production level increases or decreases by more than five percent (5%) of the Stable Level, then Seller shall promptly issue a Ramp Notice to Buyer and the affected Unit shall no longer be at a Stable Level and the Ramp Period shall resume and be deemed continuing, provided, further, that after the twenty-four (24) hour period immediately following the expiration of the Ramp Period, a new Ramp Period shall commence once the affected Unit’s Energy production level increases or decreases by more than five percent (5%) from the Stable Level regardless of whether Seller has delivered a Ramp Notice.

2.At no time shall Seller be permitted to provide Replacement Energy while in a Ramp Period associated with a Derate or Subsequent Derate (defined herein), except to the extent (and only to the extent) such Ramp Period occurs during the Peak Period and in accordance with the PPA.

3.If Buyer has Acknowledged a Ramp Notice with respect to a Unit, such Unit is in the Ramp Period, and a subsequent Derate outside of the Peak Period has occurred and is declared by Seller in accordance with the terms and conditions of the PPA (a “Subsequent Derate”), then Seller shall be permitted to supply Buyer with Replacement Energy with respect to the Subsequent Derate in accordance with Section 2.4 of the PPA; provided:

(a)Seller has notified Buyer in writing of the Subsequent Derate in accordance with Section 5.2 of the PPA or its equivalent (a “Subsequent Derate Notice”); and

(b)Seller shall not commence supplying Buyer with Replacement Energy solely with respect to such Subsequent Derate occurring outside of the Peak Period until each of the following has occurred (i) the issuance by Seller to Buyer of a Stable Energy Notice with respect to the Subsequent Derate, the receipt of which is Acknowledged by Buyer, and (ii) the first to occur of (A) a period of 120 full hours have elapsed from the issuance and Acknowledgement of such Stable Energy Notice pursuant to this subpart (d)(ii)(A), or (B) the Unit has a zero (0) Energy production level; and

(c)Seller shall discontinue supplying Buyer with Replacement Energy with respect to the Subsequent Derate if the affected Unit’s Energy production is no longer at a Stable Level as noted in the respective Ramp Notice. For the purposes of this subpart (d)(iii), if, within the twenty-four (24) hour period immediately following the expiration of the Ramp Period the affected Unit’s Energy production level increases or decreases by more than five percent (5%) of the Stable Level, then the affected Unit shall be deemed to be no longer at a Stable Level and the Ramp Period shall rest1me and be deemed continuing, provided, further, that after the twenty-four (24) hour period immediately following the expiration of the Ramp Period, a new Ramp Period shall commence once the affected Unit’s Energy production level increases or decreases by more than five percent (5%) from the Stable Level regardless of whether Seller has delivered a Ramp Notice.

4.The following conditions shall apply with respect to supplying Replacement Energy during any Derate or Subsequent Derate:

(a)Seller may provide Buyer with Replacement Energy in accordance with the PPA;

(b)the amount of Replacement Energy supplied by Seller to Buyer with respect to an affected Unit shall not exceed the difference between (A) a power level equal to 50% of the then-current Buyer’s Capacity Amount, and (B) the Stable Level of the affected Unit (as confirmed in the applicable Stable Energy Notice);

(c)if Seller provides Buyer notice of its intent to discontinue its Replacement Energy election with respect to a Derate, then Seller may not subsequently provide Buyer with Replacement Energy for the remainder of such Derate, except upon the occurrence of a Subsequent Derate where the affected Unit has a zero (0) Energy production level, subject to compliance with subpart (d) of this Letter Agreement; and

(d)in the event Replacement Energy is being delivered with respect to one Unit (“Unit X”) and the other Unit (“Unit Y”) is in a Ramp Period outside of the Peak Period, then, for purposes of calculating the maximum estimated Replacement Energy to be supplied to Unit X during the pendency of Unit Y’s Ramp Period, the Parties agree that, (i) with respect to the calculation of Replacement Energy included in a Replacement Energy Notice, the estimated Energy production for the Unit Y in a Ramp Period shall be assumed to be the highest of the preceding three (3) hours prior to entering the Ramp Period, and (ii) with respect to the calculation of the Replacement Energy MISO FinSched for Unit X, the Energy production for the Unit Y in a Ramp Period shall be assumed to be the highest of the preceding three hours prior to entering the Ramp Period to ensure Buyer is not receiving Replacement Energy for Unit Y when in Ramp Period.

For the avoidance of doubt, it is the intention of the Parties in this Exhibit J to clarify the Parties’ intent with respect to certain provisions of the Agreement (in particular, the procedures to be used by them with respect to Replacement Energy) but not to modify or amend the Agreement. In the event of any apparent conflict between the provisions of the Agreement and the provisions of this Exhibit J, the provisions of this Exhibit J shall constitute evidence of the Parties’ intent with respect to the affected and relevant provisions of the Agreement.

SCHEDULE A TO EXHIBIT J

FORM OF REPLACEMENT ENERGY NOTICE

This email serves as written notice that NextEra Energy Point Beach elects to provide Replacement Energy to Point Beach during the Derate event {BRIEFLY DESCRIBE EXPECTED DERATE EVENT] [scheduled to occur] [that has occurred] at Unit__. The Replacement Energy election will be effective for the Weekly Schedule of power flow dates [_/_/20_]_[0000] to[_/ _/20_] [2359]. Replacement Energy will be delivered to Delivery Point WEC.PTBHGB2. Pursuant to the PPA, NextEra Energy Point Beach is providing with this Replacement Energy Notice an hourly forecast that identifies the expected Net Energy Output from the Facilities. Such forecast may be modified on a daily basis pursuant to the terms of the PPA to comply with the requirements set forth therein. The FinSched Replacement Energy each day will be [MONTHLY BUYER’S CAPACITY AMOUNT FOR THE APPLICABLE MONTH] MW less the estimated Net Energy Output submitted by NextEra to WEPCO for the applicable Operating Day.

Thank you.

[Name, title and contact information for NextEra person furnishing notice]

Attachment:1

_______________________
1 NTD: Net Energy Output Week file to be provided at the time, based on then-prevailing metrics.

SCHEDULE B TO EXHIBIT J

FORM OF REPLACEMENT ENERGY REVISED ESTIMATE NOTICE

This email serves as written notice that NextEra Energy Point Beach hereby revises its previously furnished estimate of Net Energy Output relating to its election to provide Replacement Energy to Point Beach during the Derate event [BRIEFLY DESCRIBE EXPECTED DERATE EVENT] [scheduled to occur] [that has occurred] at Unit_. The Replacement Energy Revised Estimate Notice will be effective for the Weekly Schedule of power flow dates[_/_/20_]_[ 0000] to [_/_/20_] [2359]. Replacement Energy will be delivered to Delivery Point WEC.PTBHGB2. Pursuant to the PPA, NextEra Energy Point Beach is providing with this Replacement Energy Revised Estimate Notice an hourly forecast that identifies the revised expected Net Energy Output from the Facilities. Such forecast may be modified on a daily basis pursuant to the terms of the PPA to comply with the requirements set forth therein. The FinSched Replacement Energy each day will be [MONTHLY BUYER’S CAPACITY AMOUNT FOR THE APPLICABLE MONTH] MW less the estimated Net Energy Output submitted by NextEra to WEPCO for the applicable Operating Day.

Thank you.

[Name, title and contact information for NextEra person furnishing notice]

Attachment:2

_______________________
2 NTD: Net Energy Output Week file to be provided at the time, based on then-prevailing metrics.

EXHIBIT K

Performance Tests and Procedure

Procedures

1)The Performance Test shall consist of a four-hour test conducted simultaneously for both Units in accordance with the current MISO Business Practice Manual (as defined in the Transmission Provider Tariff) or other current Transmission Provider Tariff; provided, that if the MISO Business Practice Manual or other Transmission Provider Tariff is materially modified following the Effective Date (including in a manner that materially increases the burden of such test or otherwise results in a material change in the economic outcome of such tests, in each case, compared to such burden or results as of the Effective Date), then the Parties shall in good faith negotiate such modifications or amendments to such testing procedures to preserve the original intent of the Parties with respect thereto. Both Units shall be in operation throughout the duration of the Performance Test with the physical conditions of the Units being consistent with the requirements of MISO Business Practice Manual.

2)The Performance Test shall be conducted during the peak load period of the day.

3)The results of the Performance Test shall be corrected for the 4-hour Performance Test period by comparing the actual inlet circulating water temperature average for the 4-hour period to 650 F degree inlet circulating water temperatures with the correction MWe based on the Capacity Correction Curve listed in the Table 1 of this Attachment B (the “Capacity Test Correction”).

4)A Performance Test shall be performed prior to any Uprate to demonstrate and verify current Unit performance, in accordance with this Attachment. A predicted post Uprate set of monthly Buyer’s Capacity Amounts shall be provided by the Operator. The predicted Buyer’s Capacity Amounts shall be verified by (i) a Performance Test within one (1) year of the completion of the Uprate and (ii) review of one (1) year of operating data following such Uprate, and adjusted, if appropriate, to reflect the results of the Performance Test and the operating data.

K-1

Table 1 Capacity Correction Curve

Circ Water Temperature (°F)	U1 Correction Coefficient (MWe)	U2 Correction Coefficient (MWe)
32	[ ]	[ ]
33	[ ]	[ ]
34	[ ]	[ ]
35	[ ]	[ ]
36	[ ]	[ ]
37	[ ]	[ ]
38	[ ]	[ ]
39	[ ]	[ ]
40	[ ]	[ ]
41	[ ]	[ ]
42	[ ]	[ ]
43	[ ]	[ ]
44	[ ]	[ ]
45	[ ]	[ ]
46	[ ]	[ ]
47	[ ]	[ ]
48	[ ]	[ ]
49	[ ]	[ ]
50	[ ]	[ ]
51	[ ]	[ ]
52	[ ]	[ ]
53	[ ]	[ ]
54	[ ]	[ ]
55	[ ]	[ ]
56	[ ]	[ ]
57	[ ]	[ ]
58	[ ]	[ ]
59	[ ]	[ ]
60	[ ]	[ ]
61	[ ]	[ ]
62	[ ]	[ ]
63	[ ]	[ ]
64	[ ]	[ ]
65	[ ]	[ ]
66	[ ]	[ ]
67	[ ]	[ ]
68	[ ]	[ ]
69	[ ]	[ ]
70	[ ]	[ ]
71	[ ]	[ ]
72	[ ]	[ ]
73	[ ]	[ ]
74	[ ]	[ ]
75	[ ]	[ ]
76	[ ]	[ ]
77	[ ]	[ ]
78	[ ]	[ ]
79	[ ]	[ ]
80	[ ]	[ ]

K-2